UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Fox Corporation

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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November 3, 2022 at 10:00 a.m. (Pacific Time)

Zanuck Theatre at the FOX Studio Lot

10201 West Pico Boulevard, Los Angeles, California 90035

Fox Corporation 1211 Avenue of the Americas New York, New York, 10036 (212) 852-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 3, 2022

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Fox Corporation (the “Company”) will be held on November 3, 2022 at 10:00 a.m. (Pacific Time) at the Zanuck Theatre at the FOX Studio Lot, 10201 West Pico Boulevard, Los Angeles, California 90035.

At the Annual Meeting, the Company’s stockholders will be asked to:

•	elect the eight Directors identified in this proxy statement to the Company’s Board of Directors;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023;

•	approve, on an advisory basis, named executive officer compensation;

•	approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;

•	vote against the stockholder proposal to disclose money spent on lobbying; and

•	consider any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Company’s proxy statement. While all of the Company’s stockholders are invited to attend the Annual Meeting, only stockholders of record of the Company’s Class B Common Stock (“Class B Common Stock”) at the close of business on September 12, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of the Company’s Class A Common Stock are not entitled to notice and to vote on the matters to be presented at the Annual Meeting or any adjournment or postponement thereof.

To support the health and well-being of our stockholders, Directors and employees, the Company may take certain precautions in connection with the Annual Meeting, which will take into account the then-current status of the COVID-19 pandemic. Details of any such precautions will be posted on our website in due course: https://investor.foxcorporation.com/annual-meeting.

Important Information for Holders of Class B Common Stock

It is important that your shares of Class B Common Stock be represented and voted at the Annual Meeting. If you are a holder of shares of Class B Common Stock, you may submit a proxy for those shares by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials, or if you requested a paper proxy card, you may submit your proxy by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Class B Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Class B Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy for your shares of Class B Common Stock by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting.

The Annual Meeting will be audiocast live on the Internet at https://investor.foxcorporation.com/annual-meeting. If you would like to attend the Annual Meeting in person, please refer to the information regarding admission requirements, transportation and other logistical information contained in the Company’s proxy statement in the section titled “Information About the Annual Meeting.”

If you would like to register to receive materials relating to next year’s annual meeting of stockholders electronically instead of by mail, please select the “Electronic Delivery” link in the “Resources” section of the Company’s website at https://investor.foxcorporation.com. We highly recommend that you consider electronic delivery of these documents as it reduces the amount of paper used and mailed to your home.

Laura A. Cleveland

Senior Vice President and

Corporate Secretary

New York, New York

September 19, 2022

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF CLASS B COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE SUBMIT A PROXY FOR YOUR SHARES BY TELEPHONE OR INTERNET OR, IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY BY TELEPHONE, INTERNET OR PROXY CARD.

EXECUTIVE SUMMARY	1

PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
Corporate Governance	9
Corporate Culture and Social Responsibility	18

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
Report of the Audit Committee	24
Certain Relationships and Related-Party Transactions	26

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	27

COMPENSATION DISCUSSION AND ANALYSIS	28
Named Executive Officers	28
Compensation Design Principles	28
Fiscal 2022 Business and Management Review	30
Use of Information on Peer Companies and Industry Trends	31
Elements of Compensation	32
Framework for Fiscal 2023 Long-Term Equity-Based Incentive Awards	40
Employment Arrangements, Severance and Change in Control Arrangements	41
Engagement with Stockholders and Compensation Committee’s Annual Review of its Compensation Practices	41
Recoupment of Previously Paid Named Executive Officer Performance-Based Compensation	42
Prohibition on Hedging and Pledging of FOX Stock	42
Executive Stock Ownership Guidelines	42
Role of Compensation Consultant	42
Compensation Deductibility Policy	43

COMPENSATION COMMITTEE REPORT	44

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	44

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES	44

EXECUTIVE COMPENSATION	45
Summary Compensation Table for the Fiscal Year Ended June 30, 2022	45
Grants of Plan-Based Awards During the Fiscal Year Ended June 30, 2022	46
Employment Arrangements	47
Outstanding Equity Awards at June 30, 2022	49
Stock Vested During the Fiscal Year Ended June 30, 2022	51
Pension Benefits as of June 30, 2022	51
Potential Payments Upon Termination	52
CEO Pay Ratio	54

NON-EXECUTIVE DIRECTOR COMPENSATION	56
Board and Committee Retainers for the Fiscal Year Ended June 30, 2022	56
Director Compensation for the Fiscal Year Ended June 30, 2022	56
Non-Executive Director Stock Ownership Guidelines	57

EQUITY COMPENSATION PLAN INFORMATION	58

PROPOSAL NO. 4: AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	59

PROPOSAL NO. 5: DISCLOSE MONEY SPENT ON LOBBYING	60

EXECUTIVE OFFICERS OF FOX CORPORATION	63

SECURITY OWNERSHIP OF FOX CORPORATION	64

INFORMATION ABOUT THE ANNUAL MEETING	66

ANNUAL REPORT ON FORM 10-K	71

2023 ANNUAL MEETING OF STOCKHOLDERS	71

OTHER MATTERS	71

APPENDIX A	A-1

2022 Proxy Statement	i

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical or current fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include, among others, the words “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” or any other similar words. Although the Company’s management believes that the expectations reflected in any of the Company’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any forward-looking statements. The Company’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Important factors that could cause the Company’s actual results, performance and achievements to differ materially from those estimates or projections contained in the Company’s forward-looking statements include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the impact of coronavirus disease 2019 and other widespread health emergencies or pandemics and measures to contain their spread. For more detailed information about these factors, see Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Caution Concerning Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

Forward-looking statements in this proxy statement speak only as of the date hereof. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement made herein or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in our expectations, except as required by law.

We are providing our website address in this proxy statement solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website, including any reports that are noted in this proxy statement as being posted on the website, into this proxy statement or into any of our other filings with the Securities and Exchange Commission.

ii	2022 Proxy Statement

EXECUTIVE SUMMARY

This proxy statement is first being made available to stockholders on or about September 19, 2022 in connection with the solicitation by the Board of Directors (the “Board”) of Fox Corporation of proxies for use at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Except as otherwise indicated or where the context otherwise requires, in this proxy statement, “FOX,” the “Company,” “we,” “us” and “our” refer to Fox Corporation; “you,” “your,” “yours” and other words of similar import refer to holders of Class B Common Stock; and “fiscal” refers to the applicable fiscal year ended June 30.

We provide below highlights of certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before you decide how to vote. You should read the entire proxy statement carefully before voting.

2022 Annual Meeting of Stockholders

Date and Time:	November 3, 2022 at 10:00 a.m. (Pacific Time)

Place:	Zanuck Theatre at the FOX Studio Lot, 10201 West Pico Boulevard, Los Angeles, California 90035

Record Date:	September 12, 2022

Voting:

Holders of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), are entitled to one vote per share on all matters to be presented at the Annual Meeting.

Holders of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) are not entitled to vote on the matters to be presented at the Annual Meeting. The Class A Common Stock and Class B Common Stock are referred to collectively in this proxy statement as the “Common Stock.”

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation

Management Proposals

Proposal No. 1: Election of Directors	6	Majority of votes cast	FOR each Director nominee

Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal Year Ending June 30, 2023	23	Majority of votes cast	FOR

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation	27	Majority of votes cast	FOR

Proposal No. 4: Amend the Company’s Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	59	Majority of outstanding Class B Common Stock	FOR

Stockholder Proposal

Proposal No. 5: Disclose Money Spent on Lobbying	60	Majority of votes cast	AGAINST

2022 Proxy Statement	1

Board Nominees

Director	Director Since	Independent	Committee Memberships
			A	C	NCG
K. Rupert Murdoch AC	2019
Lachlan K. Murdoch	2019
William A. Burck	2021	✓			✓
Chase Carey	2019	✓		✓
Anne Dias	2019	✓	✓	✓	✓
Roland A. Hernandez	2019	✓	Chair		✓
Jacques Nasser AC	2019	✓ (Lead Independent Director)	✓	Chair
Paul D. Ryan	2019	✓		✓	Chair

A = Audit Committee

C = Compensation Committee

NCG = Nominating and Corporate Governance Committee

Board Diversity, Independence and Age

The Board is composed of eight talented Directors with diverse skill sets and professional backgrounds, as reflected in their biographies beginning on page 6. For more information about our Directors, including information regarding diversity as required by Nasdaq listing rules, please see the sections titled “Proposal No. 1: Election of Directors” and “Corporate Governance – Director Nomination Process,” as well as “Compensation Discussion and Analysis – Named Executive Officers.”

Diversity	Independence	Age

Fiscal 2022 Business Highlights

FOX once again delivered strong operational and financial results for its third consecutive full fiscal year as a standalone, publicly traded company. FOX focuses on producing and distributing quality live news, sports and entertainment content that engages and informs audiences, deepens consumer relationships and creates more compelling product offerings through its primary iconic brands, including FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations, and leading AVOD service TUBI. FOX also continued to focus on its growth in fiscal 2022, investing in both organic initiatives and inorganic opportunities, while delivering meaningful returns of capital to stockholders.

During the fiscal year, FOX continued to reach and, in some cases, exceed its strategic goals, all pursuant to its fundamental priorities of delivering quality live and on-demand programming to large and engaged audiences, securing value for its market-leading brands and content and positioning itself for long-term growth. Fiscal 2022 highlights include:

•

FOX News became the first cable news network to finish as the top-rated national cable news channel in both Monday to Friday primetime and total day viewing for over 20 consecutive years. FOX News further solidified its leadership position throughout the fiscal year as it delivered primetime ratings that consistently beat the combined ratings of its closest cable news channel competitors and were comparable to ratings delivered by the four broadcast networks. Additionally, FOX News continued to expand its digital footprint, highlighted by the October 2021 launch of the FOX Weather free advertising-supported streaming service, continued subscriber growth at its SVOD service, FOX Nation, and the achievement of record advertising revenues at FOX News Digital.

2	2022 Proxy Statement

•

FOX Sports achieved record NFL viewership of 137 billion minutes on the FOX Network, the highest level of viewership ever achieved by a broadcast network for a single season. During the fiscal year, the FOX Network amassed over 250 billion minutes of live sports event viewing, placing it at #2 in a year in which both the Summer and Winter Olympics were held on another network. Further, FOX’s America’s Game of the Week remained television’s #1 show for the 13th year in a row, while FOX’s Big Noon Saturday became the #1 game window in all of college football. FOX Sports Digital hit a milestone of 6.4 billion minutes of NFL and college football streaming, up 26% over its previous record in fiscal 2020. Additionally, in November 2021, FOX Sports expanded its international soccer portfolio with a landmark UEFA rights agreement featuring more than 1,500 matches, including the 2024 and 2028 UEFA European Football Championships (the Euros), followed by a subsequent digital sublicensing deal. The agreement includes digital rights, a portion of which FOX Sports has sublicensed to extend the reach of its portfolio.

•

FOX Entertainment delivered the youngest and most diverse audience of the broadcast networks across all programming in primetime and has done so for the past two decades. FOX Entertainment connected this coveted audience with advertising partners through the delivery of approximately 100 million unduplicated monthly viewers across all platforms. During the 2021-2022 broadcast season, FOX featured leading unscripted hit The Masked Singer, leading scripted Monday dramas 9-1-1 and 9-1-1: Lone Star and four of the top 10 comedies on broadcast television with The Simpsons, Family Guy, Bob’s Burgers and Call Me Kat. FOX Entertainment is investing in more co-production arrangements and owns a stake in all new series that premiered on the FOX Network during the 2021-2022 broadcast season.

•

FOX Television Stations produced approximately 1,200 hours of local news coverage each week across 18 markets, including 14 of the top 15 Nielsen-designated market areas (“DMAs”). In addition, FOX Television Stations doubled its digital advertising revenues against the prior year, led by the expansion and success of FOX Local Extension (FLX), an advertising platform that provides direct access to over 150 over-the-top and connected TV content providers.

•

TUBI continued to exceed expectations as it delivered record revenues which grew approximately 45% compared to the prior year. Total view time (the total number of hours watched) reached approximately 4.3 billion hours over the course of fiscal 2022, an increase of approximately 40% over the prior year. TUBI expanded its library to over 45,000 titles, including the premiere of 40 new original titles throughout the fiscal year. TUBI now features key entertainment, news and sports programming from its sister FOX brands. TUBI also introduced linear streaming offerings to supplement its on-demand library, with the addition of approximately 140 sports, entertainment and local news channels.

•

The Company generated healthy affiliate fee revenue growth of 7%, primarily a result of contractual annual price increases on existing distribution agreements. The Company achieved its target of $1.0 billion of incremental Television affiliate fee revenues as set at its Investor Day in May 2019, underpinned by its growth in per subscriber rates achieved for its owned and operated stations, along with robust growth in reverse retransmission fees collected from third-party stations. Additionally, the Company’s key networks continue to be distributed on all major virtual multi-channel video programming distributor services, reflecting the “must have” nature of the Company’s content.

•

The Company generated robust advertising revenue growth of 9% amid global supply chain issues and the comparative impact of record political advertising revenues in the prior year, as its portfolio of leadership brands of live news and sports continued to deliver engaged, real-time audiences at scale, and TUBI continued to exhibit strong growth.

•

The Company ended the year with approximately $5.2 billion of cash and cash equivalents on its balance sheet while returning approximately $1.0 billion of capital to its stockholders in fiscal 2022 through the Company’s stock repurchase program. As of August 10, 2022, the Company has repurchased over $2.6 billion (approximately 78 million shares) under the stock repurchase program since the program’s launch in November 2019.

Other fiscal 2022 highlights include the following actions and initiatives:

•

FOX Sports launched the United States Football League (“USFL”) in April 2022 with the inaugural championship game played at the Pro Football Hall of Fame in Canton, Ohio in July 2022. Under multi-year rights agreements, FOX Sports and NBC Sports are the domestic distribution partners of the USFL games and during the 2022 season games on the FOX Network averaged over 1 million viewers, comparing favorably to well-established Spring sports properties.

•	The Company made strategic investments that enhance the Company’s production capabilities in a cost-effective manner, including:

•

In September 2021, FOX Entertainment partnered with Gordon Ramsay to jointly form Studio Ramsay Global, a new production entity to develop, produce and distribute culinary and lifestyle programming for FOX, TUBI and other platforms worldwide.

•

In September 2021, FOX Entertainment acquired the entertainment platform TMZ and all its media properties, creating a new pipeline to expand its portfolio of alternative programming, providing the network, affiliates and TUBI with fresh, young-skewing content.

2022 Proxy Statement	3

•	In December 2021, FOX Entertainment acquired MarVista Entertainment, a studio that specializes in production for digital platforms, including TUBI.

•	Blockchain Creative Labs, a new division aimed at establishing a leadership position in Web3 content creation, distribution and monetization, commenced operations in fiscal 2022.

•

FOX continues to broaden and deepen its corporate social responsibility efforts, with a focus on local community engagement. Our recent environmental, social and governance achievements are highlighted in FOX’s third annual Corporate Social Responsibility Report, published in August 2022.

Corporate Governance

•

Director Accountability. Each Board member is elected annually with a majority vote standard in uncontested elections and each Director follows a Director resignation policy in the event he or she does not receive a majority of votes cast in an uncontested election.

•

Independent Board Oversight. The independent Directors of the Board have elected a Lead Independent Director who has substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board. The Board holds regular executive sessions of the independent Directors without management present and the Lead Independent Director presides over such sessions.

•	Independent Board Committees. Only independent Directors serve on the Board’s key committees.

•	Board Oversight of Risk and Other Matters. During fiscal 2022, the Board updated the charters of its committees to reflect their responsibilities and oversight of various matters, including:

•	major risk exposures beyond financial risks;

•	sustainability and corporate social responsibility risks and reporting;

•	the Company’s political activities policies and reports; and

•	strategies, policies and stockholder engagement efforts relating to human capital management.

•	Stock Ownership Requirements. The Compensation Committee maintains stock ownership guidelines for our named executive officers and non-executive Directors and monitors compliance with such guidelines.

•

Prohibition on Hedging and Pledging. The Company prohibits all Directors and employees, including our named executive officers, from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors and employees, including our named executive officers, from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly, or hedging or pledging equity compensation.

Board Responsiveness

•

Political Activities. In direct response to stockholder feedback, including a stockholder proposal received in 2021 and robust engagement with our stockholders in connection with our 2021 annual meeting, and as part of our efforts to promote transparency and accountability, the Company adopted significant updates to its Political Activities Policy and enhanced its political activities disclosures by publishing its first annual Political Activities Report in February 2022. The policy and the report are available on the Company’s website at https://www.foxcorporation.com/political-activities/. FOX’s Political Activities Policy reflects our commitment to ensuring that all FOX employees, officers and Directors comply with all laws and regulations that apply to political activities due to employment or association with FOX. FOX amended the policy to provide for Board oversight of the Company’s political activities and the publication of the annual Political Activities Report, as well as to confirm that fees paid to industry trade organizations are for membership dues and not earmarked for indirect grassroots lobbying.

Executive Compensation

The Company has established a compensation program that seeks to closely align the interests of its named executive officers with the interests of its stockholders.

•

The Company’s executive compensation program is designed to attract, retain and motivate top executive talent, drive performance without encouraging unnecessary or excessive risk-taking and support both short-term and long-term growth for stockholders.

4	2022 Proxy Statement

•

The Company’s annual bonus program and long-term equity-based program under the Fox Corporation 2019 Shareholder Alignment Plan (the “2019 SAP”) for its named executive officers rely on a number of diversified performance metrics. Collectively, the annual bonus program and equity-based awards granted under the 2019 SAP result in a significant portion of each named executive officer’s total compensation opportunity being dependent upon achievement of target financial performance, stock price appreciation, relative total shareholder returns and individual and group contributions.

•

The Company has strong governance policies related to executive compensation. The Compensation Committee is comprised entirely of independent Directors. In addition, the Company’s named executive officer compensation programs include risk mitigation features, such as Compensation Committee discretion and oversight, a balance of annual and long-term incentives, the use of multiple performance metrics, award opportunities that are fixed or capped and recoupment provisions for performance-based compensation. The Compensation Committee annually oversees an assessment of risks related to compensation policies and practices.

•

As described above, the Compensation Committee maintains stock ownership guidelines that apply to the Company’s named executive officers, and the Company prohibits hedging and pledging of the Company’s securities by all Directors and employees, including the named executive officers.

The “Compensation Discussion and Analysis” begins on page 28 and the “Executive Compensation” section, which includes the fiscal year ended June 30, 2022 Summary Compensation Table and other related tables and disclosure, begins on page 45.

Corporate Social Responsibility

In August 2022, FOX published its third annual Corporate Social Responsibility Report, which is available at https://www.foxcorporation.com/csr-report/.

From the Company’s inception in March 2019, FOX has been dedicated to using its scale, platforms and reach to positively impact its colleagues, neighbors and communities. Our Corporate Social Responsibility Report outlines our commitment to and activities regarding environmental, social and governance issues. The report also provides a detailed review of our philanthropic and human capital programs and achievements during fiscal 2022. Organized around five key areas, highlights include:

•

Community Forward: philanthropic support through employee and corporate donations, leveraging the FOX Studio Lot as a resource for the local community, and public service announcements (or PSAs) and television coverage that spotlight key causes;

•

People Forward: providing training, opportunities and benefits to take care of our employees professionally and personally, which garnered external recognition from workplace diversity advocates applauding FOX for being a top employer;

•	Sustainably Forward: actively protecting the environment through our policies and actions, as well as supplier requirements aimed at environmental risk management and pollution prevention;

•

Policy Forward: the principles, policies and standards that guide our business practices, including guarding and defending our journalists in their search for the truth, and integrity in editorial guidelines, broadcast standards and advertising; and

•	Data Forward: data protection policies and programs designed to safeguard information against loss, theft, and unauthorized use, disclosure or modification, and protect data privacy and cybersecurity.

Also, as discussed in our 2022 Corporate Social Responsibility Report, we have posted our 2021 Employment Information Report (EEO-1), showing the race, ethnicity and gender of our employees on our website at https://www.foxcorporation.com/eeo-1-data.

2022 Proxy Statement	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated eight Directors for election at this Annual Meeting to hold office until the next annual meeting or until his or her successor is duly elected and qualified. If, for any reason, any of the Director nominees become unavailable for election, the proxy holders may exercise discretion to vote for a substitute nominee proposed by the Board. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director nominee. The ages shown are as of September 12, 2022. Each of the Director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

K. Rupert Murdoch AC Age: 91 Director Since: 2019

K. Rupert Murdoch AC has been Chair of the Board since January 2019, having served as Executive Chairman of 21CF, the Company’s former parent, from 2015 to March 2019, its Chief Executive Officer from 1979 to 2015 and its Chairman from 1991 to 2015. Mr. K.R. Murdoch serves as Executive Chair of Fox News Network, LLC, which operates FOX News Media, including FOX News and FOX Business. He has also served as the Executive Chairman of News Corporation (“News Corp”) since 2012. Mr. K.R. Murdoch is the father of Mr. L.K. Murdoch.

Mr. K.R. Murdoch has been the driving force behind the evolution of the Company from the single, family-owned Australian newspaper he took over in 1953 to the global public media and entertainment company that was 21CF and that, through his vision and efforts, he most recently transformed into the focused news, sports and entertainment company that is FOX today. Mr. K.R. Murdoch imbues the Company with his entrepreneurial zeal and provides the Board with strong operational leadership, broad strategic vision and capital allocation expertise. His unique global perspectives also provide valuable insights to the Board and the Company’s leadership.

Lachlan K. Murdoch Age: 51 Director Since: 2019

Lachlan K. Murdoch has been Executive Chair of the Board since January 2019 and Chief Executive Officer of the Company since October 2018. Mr. L.K. Murdoch served as Executive Chairman of 21CF, the Company’s former parent, from 2015 to March 2019, its Co-Chairman from 2014 to 2015 and a Director since 1996. He has served as Executive Chairman of NOVA Entertainment, an Australian media company, since 2009 and as the Executive Chairman of Illyria Pty Ltd, a private company, since 2005. Mr. L.K. Murdoch was a Director of Ten Network Holdings Limited, an Australian media company, from 2010 to 2014 and its Non-Executive Chairman from 2012 to 2014, after serving as its Acting Chief Executive Officer from 2011 to 2012. He has served as a Director of News Corp since 2013 and as its Co-Chairman since 2014. Mr. L.K. Murdoch is the son of Mr. K.R. Murdoch.

Mr. L.K. Murdoch brings to the Board a wealth of knowledge regarding the Company’s operations and the media industry, as well as management and strategic skills. With his extensive experience leading the Company and 21CF and his expertise in the media industry, Mr. L.K. Murdoch leads the Board in developing corporate strategies, directing the corporate agenda and overseeing the Company’s operations.

William A. Burck Age: 51 Director Since: 2021

William A. Burck has been a Director of the Company since June 2021 and serves as a member of the Nominating and Corporate Governance Committee. Mr. Burck is Co-Managing Partner of the law firm Quinn Emanuel Urquhart & Sullivan, LLP, where he has been a partner since 2012. Mr. Burck served as Deputy Staff Secretary, Special Counsel and Deputy White House Counsel to President George W. Bush from 2005 to 2009. Mr. Burck previously served in the Criminal Division of the U.S. Department of Justice, as an Assistant United States Attorney in the Southern District of New York, and as a law clerk for Supreme Court Justice Anthony M. Kennedy.

Mr. Burck is a leading trial lawyer and corporate counselor who brings to the Board his decades of experience advising companies, boards of directors, senior executives and government officials in complex litigation and business matters. His experience, including government service, strengthens the Board’s insight on regulatory issues and important constitutional questions.

6	2022 Proxy Statement

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Chase Carey Age: 68 Director Since: 2019

Chase Carey has been a Director of the Company since March 2019 and serves as a member of the Compensation Committee. He served as Chief Executive Officer of Formula 1 Group from 2017 to 2021 and has served as its Chairman since 2016. Mr. Carey served 21CF in numerous roles, including as Vice Chairman of the 21CF Board from July 2016 to March 2019, Executive Vice Chairman from July 2015 through June 2016, President and Chief Operating Officer and Deputy Chairman from 2009 through June 2015, Co-Chief Operating Officer from 1996 to 2002, a consultant from 2016 to 2018 and a Director from 1996 to 2007. Mr. Carey served on the Supervisory Board of Sky Deutschland, a German media company, from 2010 to 2014 and as its Chairman from 2010 to 2013. Mr. Carey was a Director of Sky plc from 2003 to 2009 and from 2013 to 2018. He was a Director of Saban Capital Acquisition Corp. from 2016 to 2019 and Chief Executive Officer, President and Director of DIRECTV from 2003 to 2009.

Mr. Carey has a broad and deep understanding of the Company and its operations, having served in a variety of leadership positions of 21CF and its affiliates for over 30 years. Mr. Carey provides the Board with executive experience and expertise in the media and sports industries.

Anne Dias Age: 51 Director Since: 2019

Anne Dias has been a Director of the Company since March 2019 and serves as a member of the Audit, Compensation and Nominating and Corporate Governance Committees. She is the Founder of Aragon Global Management LP, an investment fund, and has served as its Chief Executive Officer since 2019. She was Founder and Managing Partner of Aragon Global Management, LLC from 2001 to 2011 and Founder and Chief Executive Officer of Aragon Global Holdings LLC from 2011 to 2019. From 2017 to April 2021, Ms. Dias served as a member of the Board and Chair of the Audit Committee of Eurazeo SE, a publicly listed investment firm based in Paris, France. Ms. Dias was an adjunct professor at the Georgetown University McDonough School of Business where she taught a course on hedge fund investment from 2017 until 2019. She served on the Board of Dean’s Advisors of Harvard Business School from 2008 until June 2020.

Ms. Dias brings to the Board two decades of experience as an investment professional focusing on global media, technology and telecommunications companies. Her entrepreneurial vision and investment expertise provide valuable insight into companies and industries relevant to the Company’s business.

Roland A. Hernandez Age: 64 Director Since: 2019

Roland A. Hernandez has been a Director of the Company since March 2019 and serves as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Since 2001, Mr. Hernandez has been the Founding Principal and Chief Executive Officer of Hernandez Media Ventures, a company engaged in the acquisition and management of media assets. Mr. Hernandez was Chief Executive Officer of Telemundo Group, Inc. from 1995 to 2000 and its Chairman from 1998 to 2000. Mr. Hernandez also serves on the Board of Directors of U.S. Bancorp and Take-Two Interactive Software, Inc. Mr. Hernandez previously served on the Boards of Directors of Belmond Ltd., MGM Resorts International, The Ryland Group, Inc., Sony Corporation, Vail Resorts, Inc. and Wal-Mart Stores Inc. He serves on the Advisory Board of Harvard Law School.

As a veteran media owner and executive, Mr. Hernandez offers strong leadership and operational expertise. His significant experience on public company boards of directors is a valuable resource to the Board, in particular relating to financial reporting, accounting and corporate governance matters.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Jacques Nasser AC Age: 74 Director Since: 2019

Jacques Nasser AC has been a Director of the Company since January 2019, having served as a Director of 21CF from 2013 to March 2019. Mr. Nasser is the Lead Independent Director and serves as Chair of the Compensation Committee and a member of the Audit Committee. He served as an Advisor to One Equity Partners LLP, a private equity firm, from 2013 to 2019, after serving as a Non-Executive Advisory Partner from 2010 to 2013 and a Senior Partner from 2002 to 2010. He was Chief Executive Officer, President and a Director of Ford Motor Company from 1998 to 2001, after holding various executive positions in Europe, Australia, Asia, South America, and the United States. Mr. Nasser has been a Director of Koç Holding A.Ş. since 2015. He served as a Director of BHP Billiton Limited and BHP Billiton Plc from 2006 to 2017 and the Chairman of each from 2010 to 2017. Mr. Nasser also served on the International Advisory Board of Allianz from 2001 to 2017 and as a Director of Sky plc from 2002 to 2012.

Mr. Nasser has more than three decades of experience in operating and leading large-scale global businesses and almost two decades of private equity investment and portfolio management experience. He brings to the Board and his role as Lead Independent Director a deep understanding of the evolving media industry, corporate expertise, and familiarity with the Company’s history.

Paul D. Ryan Age: 52 Director Since: 2019

Paul D. Ryan has been a Director of the Company since March 2019 and serves as Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. He is a partner with the private equity firm Solamere Capital, LLC and chair of the firm’s Executive Partner Group. Mr. Ryan was the 54th Speaker of the U.S. House of Representatives from 2015 to 2019. Mr. Ryan was Chairman of the House Ways and Means Committee from January 2015 to October 2015 and Chairman of the House Budget Committee from 2011 to 2015. Mr. Ryan served as a Member of the U.S. House of Representatives from 1999 to 2019. In 2012, he was selected to serve as former Governor Mitt Romney’s Vice-Presidential nominee. Mr. Ryan has been a Professor of the Practice, Political Science and Economics, at the University of Notre Dame since 2019. He is Chairman of the Board of Directors of Executive Network Partnering Corporation and Vice Chairman of Teneo Strategy LLC. Mr. Ryan also serves on the Advisory Boards of Robert Bosch Gmbh and Paradigm Operations L.P. and the Boards of Directors of Xactus (formerly UniversalCIS) and SHINE Medical Technologies, LLC.

A proven leader and policy expert, Mr. Ryan’s extensive experience provides the Company with perspectives on strategy and operations in regulated industries. He offers the Board valuable insight on leadership, public policy and strategic development.

The Board unanimously recommends a vote “FOR” the election of each of the nominees listed above.

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Commitment to Corporate Governance and Ethical Compliance. The Company is committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our stockholders. The Company, along with the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements, and the evolving needs of the Company’s business. The Company’s corporate governance and compliance practices include:

•

Director Accountability. Each Board member is elected annually with a majority vote standard in uncontested elections and each Director follows a Director resignation policy in the event he or she does not receive a majority of votes cast in an uncontested election.

•

Independent Board Oversight. The independent Directors of the Board have elected a Lead Independent Director who has substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board. The Board holds regular executive sessions of the independent Directors without management present and the Lead Independent Director presides over such sessions.

•	Independent Board Committees. Only independent Directors serve on the Board’s key committees.

•

Political Activities. In direct response to stockholder feedback, including a stockholder proposal received in 2021 and robust engagement with our stockholders in connection with our 2021 annual meeting, and as part of our efforts to promote transparency and accountability, the Company adopted significant updates to its Political Activities Policy and enhanced its political activities disclosures by publishing its first annual Political Activities Report in February 2022. The policy and the report are available on the Company’s website at https://www.foxcorporation.com/political-activities/. FOX’s Political Activities Policy reflects our commitment to ensuring that all FOX employees, officers and Directors comply with all laws and regulations that apply to political activities due to employment or association with FOX. FOX amended the policy to provide for Board oversight of the Company’s political activities and the publication of the annual Political Activities Report, which confirms that fees paid to industry trade organizations are for membership dues and not earmarked for indirect grassroots lobbying. The Company also considered that the stockholder proposal requested disclosure of payments used for “grassroots lobbying communication,” but determined that the proposal’s definition of “grassroots lobbying communication” would sweep into its ambit our news coverage of and editorial judgments on local, state and federal legislative and regulatory proposals across our news channels, broadcast network, and owned and operated television stations. Identifying, tracking, and disclosing such political coverage, the core of our news offerings, not only would be impractical but would offend editorial integrity and fundamental First Amendment principles.

FOX’s inaugural Political Activities Report outlines the Company’s engagement efforts in six areas of corporate political activity in 2021:

•	the names of all individual candidate and committee recipients and amounts contributed by the FOX Political Action Committee;

•	the names of all individual state and local candidate recipients and amounts contributed by FOX;

•	our total federal lobbying expenses of $3.6 million;

•	every federal public policy matter on which the Company lobbied;

•	our lobbying activities in the four states in which we engaged outside lobbying services;

•	the names of FOX executives and outside consulting firms that performed lobbying activities for us; and

•	our trade association memberships and details of our contributions to certain non-profit organizations.

The Company will update the report on an annual basis. The Nominating and Corporate Governance Committee reviews and oversees compliance with the Company’s Political Activities Policy and reviews and oversees the Political Activities Report.

•

Board Oversight of Risk and Other Matters. During fiscal 2022, the Board updated the charters of its committees to reflect their responsibilities and oversight of various matters, including major risk exposures beyond financial risks; sustainability and corporate social responsibility risks and reporting; the Company’s political activities policies and reports; and strategies, policies and stockholder engagement efforts relating to human capital management. The changes are reflected in the following amendments to the committee charters the Board approved in fiscal 2022:

•	Amendments to the Audit Committee charter to broaden its oversight of major risk exposures beyond financial risk exposures;

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CORPORATE GOVERNANCE

•

Amendments to the Nominating and Corporate Governance Committee charter to (1) specifically address its oversight, review and monitoring of not only the Company’s sustainability and corporate social responsibility efforts, but also related risks and the Company’s reporting with respect to such matters, and (2) delineate the committee’s responsibility for the review of, and oversight of compliance with, the Company’s Political Activities Policy, including the Company’s annual Political Activities Report; and

•

Amendments to the Compensation Committee charter to add responsibility for (1) assisting the Board in reviewing and assessing the Company’s strategies and polices related to human capital management and (2) oversight of the Company’s stockholder engagement efforts with respect to human capital management matters, together with the Nominating and Corporate Governance Committee.

•	Stock Ownership Requirements. The Compensation Committee maintains stock ownership guidelines for our named executive officers and non-executive Directors and monitors compliance with such guidelines.

•

Prohibition on Hedging and Pledging. The Company prohibits all Directors and employees, including our named executive officers, from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors and employees, including our named executive officers, from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly or hedging or pledging equity compensation. The Compensation Committee periodically reviews the Company’s hedging and pledging policies.

•

Codes of Conduct and Other Corporate Governance Policies. The Board has adopted a Statement of Corporate Governance, Standards of Business Conduct and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which assist the Board in the exercise of its responsibilities and serve as a framework for the effective governance of the Company. The Board supervises the enforcement of the Standards of Business Conduct and other Company policies through the Company’s Ethics and Compliance Program, with the assistance of the Audit Committee, which oversees the content and operation of the program.

•

Harassment or Discrimination Based on Sex, Race or Other Protected Categories. The Standards of Business Conduct, together with the Preventing Harassment, Discrimination and Retaliation Policy, provide the Company with a framework for handling discrimination or harassment complaints and taking remedial measures if the Company determines that there has been a violation of the Company’s policies against such conduct. The Board also adopted a clawback policy, whereby the Compensation Committee has sole discretion to require reimbursement of all or any portion of any performance-based compensation, or discretionary bonus paid to any executive for the period when the executive engaged in harassment, discrimination and/or retaliation, including the failure to respond to allegations or complaints of such behaviors.

•

Workplace Civility and Inclusion. The Standards of Business Conduct, Statement of Corporate Governance and Preventing Harassment, Discrimination and Retaliation Policy affirm the Company’s commitment to corporate policies that create a safe, productive and welcoming workplace for all of the Company’s employees and foster an environment of trust. FOX facilitates employee resource groups formed around shared identity and interests and has developed and launched learning modules with open forum discussions to advance these policies and support employees in cultivating and maintaining an inclusive workplace.

•

Oversight and Ongoing Enhancement of Compliance Programs. The Company has adopted several operational compliance policies and programs to effectuate and supplement the principles set forth in the Standards of Business Conduct, including an Anti-Bribery and Anti-Corruption Policy, an Insider Trading and Confidentiality Policy, a Political Activities Policy, a Global Sanctions, Anti-Boycott and Import/Export Policy, a Human Rights Statement, a Preventing Harassment, Discrimination and Retaliation Policy and Supplier and Subcontractor Standards titled “Doing Business with FOX.” In addition, the Board has also adopted and oversees the Company’s Ethics and Compliance Program to enforce the Standards of Business Conduct and these policies. The Audit Committee assists the Board by reviewing the content and operation of the Ethics and Compliance Program, including the content of the Standards of Business Conduct. All employees, officers and Directors are required to complete periodic training on the key elements of these policies and the Standards of Business Conduct. The Company has established internal controls to monitor and evaluate ongoing compliance with these policies. These policies and controls are regularly reviewed and audited to evaluate their effectiveness and adequacy to address potential compliance risks posed by factual and legal developments.

•

Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Alertline”) that permits the anonymous reporting of compliance and other concerns by employees and non-employees. All Alertline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee on a quarterly basis.

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Independent Directors. The Board considers the criteria contained in the definition of “Independent Director” as set forth in the Nasdaq Stock Market (“Nasdaq”) Listing Rule 5605(a)(2) in its determination of whether a Director shall be deemed to be independent of the Company. However, the Board may determine that a Director is not independent for any reason it deems appropriate.

During its review of Director independence, the Board considers all relevant facts and circumstances. The Board considers transactions and relationships between each Director, or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examines transactions and relationships between the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the Director is independent.

As a result of its review, the Board affirmatively determined that Ms. Dias and Messrs. Burck, Carey, Hernandez, Nasser and Ryan are independent of the Company and its management under the standards set forth in the Nasdaq listing rules. A majority of Directors is independent as required under applicable Nasdaq listing rules and by the Statement of Corporate Governance and committee charters.

In making the independence determination with respect to Mr. Burck, the Board considered that Mr. Burck is a partner of Quinn Emanuel Urquhart & Sullivan, LLP (“Quinn Emanuel”). The Company did not pay any fees to Quinn Emanuel during fiscal 2022. The Company has no current professional relationship with Quinn Emanuel, nor does it expect to enter into any relationship so long as Mr. Burck continues to serve on the Board. Consistent with Nasdaq listing rules, the Board determined that this matter does not interfere with the independence of Mr. Burck.

Board Leadership Structure. The Board is responsible for establishing and maintaining the most effective leadership structure for the Company. To retain flexibility in carrying out this responsibility, the Board does not have a policy on whether the Chair of the Board shall be an independent member of the Board. However, pursuant to the Statement of Corporate Governance, if the Chair is not an independent Director, an independent, non-executive Director shall be elected annually by a majority of the independent, non-executive Directors of the Board as Lead Independent Director. Since March 19, 2019, the date on which the Company became a standalone publicly traded company, Mr. K.R. Murdoch has served as Chair and Mr. L.K. Murdoch has served as Executive Chair and Chief Executive Officer.

The independent Directors have elected Mr. Nasser as the Lead Independent Director. As set forth in the Statement of Corporate Governance, the Lead Independent Director’s responsibilities include:

•	presiding over all meetings of the Board at which the Chairs of the Board are not present, including executive sessions of the non-executive Directors and the independent Directors;

•	communicating to the Chairs of the Board feedback from executive sessions as appropriate;

•	serving as liaison between the Chairs of the Board and the independent Directors;

•	approving information sent to the Board and meeting agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-executive Directors and/or independent Directors, if desired;

•	participating in the Compensation Committee’s evaluation of the performance of the Chief Executive Officer;

•	supervising the self-evaluations of the Directors in coordination with the Nominating and Corporate Governance Committee;

•	supervising the Board’s determination of the independence of its Directors; and

•	ensuring his or her availability for consultation and direct communications, if requested by major stockholders.

The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent Directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of management and is in the best interests of the Company’s stockholders. Having Messrs. K.R. Murdoch and L.K. Murdoch, who each are deeply involved with the Company’s businesses, serve as Chair and Executive Chair and Chief Executive Officer, respectively, provides strong leadership to the Board in the execution of the Company’s strategy and facilitates the flow of information between the Board and management.

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CORPORATE GOVERNANCE

The Board reviews its leadership structure at least annually taking into account the responsibilities of the leadership positions and the Directors qualified to hold such positions. In conducting this review, the Board considers, among other things: (i) the policies and practices in place that provide independent Board oversight; (ii) the Company’s performance and the effect a particular leadership structure may have on that performance; (iii) the structure that serves the best interests of the Company’s stockholders; and (iv) any relevant legislative or regulatory developments.

CEO and Management Succession Planning. The Board, with the assistance of the Compensation Committee, oversees succession planning for the CEO and other members of senior management. As set forth in the Statement of Corporate Governance, the Board, in coordination with the Compensation Committee, also sees that the Company has in place appropriate steps to address emergency CEO succession in the event of extraordinary circumstances.

As part of the succession planning process, the Chief Executive Officer provides the Compensation Committee recommendations and evaluations of candidates and their succession potential to the CEO and other senior management positions. The Compensation Committee reviews potential candidates with the Chief Executive Officer or other members of senior management as the Compensation Committee considers appropriate, which covers development needs and progress with respect to specific individuals. Directors engage with potential candidates at Board and committee meetings and periodically in less formal settings to allow personal assessment of candidates. Further, the Compensation Committee periodically reviews the qualifications, tenure and experience of members of senior management. The Lead Independent Director also participates in the Compensation Committee’s evaluation of the performance of the Chief Executive Officer.

The Compensation Committee reports on its succession planning review to the full Board, and the full Board reviews succession planning at least annually at a regularly scheduled Board meeting.

Emergency CEO succession planning enables the Company to respond to an unexpected vacancy in the CEO position while continuing the effective operation of the Company and minimizing any potential disruption to the Company’s business and operations, including in the case of a major catastrophe.

Stockholder Engagement. The Board values engaging directly with the Company’s stockholders. The Company has participated in several investor conferences and has held numerous meetings with institutional stockholders to discuss various topics, including its financial performance, strategy, corporate governance and executive compensation program. The Company is committed to ongoing engagement with its investors on all matters, including executive compensation, governance, political activities and board diversity. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our investors. For further information, please see “Compensation Discussion and Analysis—Engagement with Stockholders and Compensation Committee’s Annual Review of its Compensation Practices.”

Board Oversight of Risk. Risk management is primarily the responsibility of the Company’s management; however, the Board has responsibility for overseeing management’s identification and management of those risks. The Board does not view risk in isolation; it considers risks in making significant business decisions and as part of the Company’s overall business strategy. The Board uses various means to fulfill this oversight responsibility.

For example, the Board, and its committees as appropriate, regularly discuss and receive periodic updates from the Company’s Chair, Executive Chair and Chief Executive Officer, Chief Operating Officer, Chief Legal and Policy Officer, Chief Financial Officer and other members of senior management regarding significant risks to the Company, including in connection with the annual review of the Company’s business plan and its review of budgets, strategy and major transactions. These discussions include operational, strategic, legal and regulatory, financial, reputational and sustainability and corporate social responsibility risks, and the plans to address these risks.

In addition, each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee by providing guidance and reports to the full Board with respect to these risks as appropriate. As described above, during fiscal 2022, the Board updated the charters of its committees to reflect their responsibilities and oversight of various matters. These changes included broadening the Audit Committee’s oversight of major risk exposures beyond financial risk exposures and expanding the responsibilities of the Nominating and Corporate Governance Committee to include oversight of sustainability and corporate social responsibility risks. The Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, including cybersecurity, for overseeing the Company’s major risk exposures and the steps taken to monitor and control them, and for providing guidance to the Board on such matters; the Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs; and the Nominating and Corporate Governance Committee oversees risks relating to the Company’s corporate governance processes and sustainability and corporate social responsibility. Each committee has full access to management, as well as the ability to engage advisors.

The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

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Statement of Corporate Governance. The Board has adopted a Statement of Corporate Governance that sets forth the Company’s corporate governance guidelines and practices. The full text of the Statement of Corporate Governance may be found on the Company’s website at https://www.foxcorporation.com/corporate-governance/statement-corporate-governance/ and is available in print to any stockholder from the Secretary of the Company. Each Director has certified that he or she has reviewed the Statement of Corporate Governance, has complied with it and will comply with it.

Standards of Business Conduct. The Board has adopted a code of ethics, the Standards of Business Conduct. The Standards of Business Conduct confirm the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards of Business Conduct also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. The Company intends that the spirit, as well as the letter, of the Standards of Business Conduct be followed by all Directors, officers and employees of the Company, its subsidiaries and divisions, including the Company’s principal executive officer and principal financial and accounting officer. This is communicated to each new Director, officer and employee and was communicated to those in such positions at the time the Standards of Business Conduct were adopted. The Board has also adopted and, with the assistance of the Audit Committee, oversees the Company’s Ethics and Compliance Program to enforce the Standards of Business Conduct and other Company policies. The full text of the Standards of Business Conduct may be found on the Company’s website at https://www.foxcorporation.com/corporate-governance/sobc/ and is available in print to any stockholder from the Secretary of the Company. Amendments to the Standards of Business Conduct or any waiver from a provision of the Standards of Business Conduct requiring disclosure under applicable SEC rules will also be disclosed on the Company’s website.

Director Nomination Process. The Nominating and Corporate Governance Committee develops criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her leadership and ability to exercise sound judgment; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise or perspective that will be of value to the Company. Candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its stockholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each Director’s other commitments, including other directorships. The Nominating and Corporate Governance Committee seeks to promote a diversity of professional background, expertise, perspective, age, gender and ethnicity among Board members, including by ensuring that minority and female candidates are presented for consideration with each vacancy. In addition, the Board evaluates diversity as part of its annual review and evaluation of the Board’s conduct and performance.

Russell Reynolds Associates Inc. has been retained to assist the Nominating and Corporate Governance Committee in its work in identifying and vetting candidates from time to time. The Nominating and Corporate Governance Committee makes its recommendation to the full Board, which makes the final determination whether to nominate or appoint Director candidates.

The following table sets forth certain diversity statistics relating to the Board members, as required by Nasdaq listing rules:

Board Diversity Matrix (as of September 19, 2022)

Total Number of Directors	8

	Female	Male

Part I: Gender Identity

Directors	1	7

Part II: Demographic Background

African American or Black	0	1

Hispanic or Latinx	0	1

White	1	6

Two or More Races or Ethnicities	0	1

Stockholder Nomination Procedure. The Company’s Amended and Restated By-laws (the “By-laws”) provide procedures for stockholders to nominate persons for election as Directors.

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Pursuant to the By-laws, to be timely for the 2023 Annual Meeting (as defined below), stockholder nominations must be in writing and received by the Company’s Secretary at the Company’s principal executive offices between 5:00 p.m. (New York Time) on July 6, 2023 and 5:00 p.m. (New York Time) on August 4, 2023. Stockholder nominations must contain all information relating to the stockholder and the stockholder nominee as would be required pursuant to the By-laws. For further information, please see “2023 Annual Meeting of Stockholders” below.

Director candidates recommended by stockholders should meet the Director qualifications set forth under the heading “Director Nomination Process.” Director candidates recommended by stockholders who meet these Director qualifications will be considered by the Chair of the Nominating and Corporate Governance Committee, who will present the information on the candidate to the entire Nominating and Corporate Governance Committee. All Director candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as any other candidate.

Communication with the Board. Stockholders play an integral part in corporate governance and the Board ensures that stockholders are kept fully informed through:

•

information provided on the Company’s website www.foxcorporation.com, including the Company’s annual report which is distributed to all stockholders electing to receive it and which is available to all stockholders on request, as set forth under the heading “Annual Report;”

•	reports and other disclosures made periodically to the SEC and Nasdaq; and

•	notices and proxy statements of special and annual meetings of stockholders.

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board and its various committees. Stockholders may raise matters of concern at the annual meetings of stockholders. In addition, any stockholder or other interested party wishing to communicate with any Director, including the Lead Independent Director, any committee of the Board or the Board as a whole, may do so by submitting such communication in writing and sending it by regular mail to the attention of the appropriate party or to Mr. Jacques Nasser, Lead Independent Director, Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036. This information is also posted on the Company’s website at www.foxcorporation.com.

Director Evaluation Policy. The Lead Independent Director and the Nominating and Corporate Governance Committee are responsible for conducting an annual review and evaluation of the Board’s conduct and performance through a self-evaluation form that assesses, among other things, Board structure and composition, Board responsibilities, Board meetings and materials and Board and management interactions. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board, as well as a separate discussion among the independent Directors, of the results and any actions to be taken. In addition, each standing committee of the Board evaluates its performance annually and reports to the Board on such evaluation.

Committees and Meetings of the Board of Directors

During fiscal 2022, the Board held a total of four meetings. All of the Directors attended 100% of the meetings of the Board that he or she was eligible to attend, as well as the meetings of the committees on which he or she served in fiscal 2022.

It is the policy of the Board to hold regular executive sessions of the independent Directors without management present. During fiscal 2022, the independent Directors of the Board met four times without management present. Mr. Nasser currently serves as Lead Independent Director and presides over executive sessions. Directors are encouraged to attend and participate in the Company’s annual meetings of stockholders. All of the Directors attended the Company’s 2021 annual meeting of stockholders.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as required under the rules of the Exchange Act and Nasdaq. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at https://www.foxcorporation.com/corporate-governance/board-committees and are available in print to any stockholder from the Secretary of the Company.

Audit Committee. The Audit Committee consists of Mr. Hernandez, who serves as Chair, Ms. Dias and Mr. Nasser.

The Audit Committee assists the Board in its oversight of:

•	the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control;

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•	the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function;

•	the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters;

•	investigations into complaints concerning financial matters;

•

the Company’s policies and practices with respect to risk assessment and management, including cybersecurity, and the Company’s major financial and other risk exposures and the steps taken to monitor and control them, and it provides guidance to the Board on such matters;

•	the review, approval and ratification of transactions with related parties; and

•	the content and operation of the Company’s Ethics and Compliance Program, including the Company’s Standards of Business Conduct.

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. During fiscal 2022, the Audit Committee held seven meetings. The Audit Committee’s report required by the SEC rules is included in this proxy statement under the heading “Report of the Audit Committee.”

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the Nasdaq listing rules. The Board determined that each member of the Audit Committee meets the foregoing independence requirements and that each member of the Audit Committee is financially sophisticated in accordance with the Nasdaq listing rules. The Board also determined that Ms. Dias, Mr. Hernandez and Mr. Nasser are “audit committee financial experts” as defined under the SEC rules.

Compensation Committee. The Compensation Committee consists of Mr. Nasser, who serves as Chair, Mr. Carey, Ms. Dias and Mr. Ryan. The primary responsibilities of the Compensation Committee are:

•

to review and approve goals and objectives relevant to the compensation of the Chief Executive Officer, to evaluate the performance of the Chief Executive Officer in light of these goals and objectives and other factors the Compensation Committee deems appropriate, and, based on this review and evaluation, determine the compensation of the Chief Executive Officer;

•

to consider, authorize and oversee the incentive compensation plans in which the Company’s executive officers participate and the Company’s equity-based plans and recommend changes in such plans to the Board as needed, and to exercise all authority of the Board with respect to the administration of such plans, including the granting of awards under the Company’s incentive compensation plans and equity-based plans;

•

to review and approve equity awards and other fixed and performance-based compensation, benefits and terms of employment of the Company’s executive officers (as defined by SEC rules) and such other senior executives identified by the Compensation Committee after consultation with the Company’s Chief Executive Officer and other members of management;

•	to review and approve employment and severance arrangements and obligations for executive officers, including employment agreements, separation agreements and similar plans or agreements;

•

to review and approve or ratify the principal employment terms for each other employment arrangement (excluding arrangements for talent) where the sum of the base salary, bonus target and long-term incentive target for the contract period is equal to or greater than a threshold amount set by the Compensation Committee;

•

to review and approve other separation obligations that exceed by more than a certain amount set by the Compensation Committee those contractually provided for in an employment agreement approved or ratified by the Compensation Committee as described above;

•	to review the Company’s recruitment, retention, compensation, termination and severance policies for senior executives;

•	to review and assist with the development of executive succession plans and to consult with the Chief Executive Officer and other executive officers regarding the selection of senior executives;

•

to review at least annually the form and amount of compensation of non-executive Directors for service on the Board and its committees and recommend changes in such compensation to the Board as appropriate;

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•

to review the Company’s compensation policies and practices applicable to all employees to determine whether they create risk-taking incentives that are reasonably likely to have a material adverse impact on the Company;

•

to consider the results of the most recent stockholder advisory vote on executive compensation matters in evaluating and determining the compensation of the Company’s Chief Executive Officer and in establishing and determining compensation of the Company’s other named executive officers;

•

in coordination with the Nominating and Corporate Governance Committee, to oversee and make recommendations to the Board regarding the Company’s stockholder engagement with respect to compensation and human capital management matters;

•	to assist the Board, as necessary, in reviewing and assessing the Company’s strategies and policies related to human capital management;

•	to establish and periodically review stock ownership guidelines for executive officers and monitor compliance with ownership guidelines by executive officers and non-executive Directors;

•	to review periodically any hedging and pledging policy applicable to Directors and employees; and

•	to review and approve the creation or revision of any clawback policy allowing the Company to recoup compensation paid to executive officers.

During fiscal 2022, the Compensation Committee held four meetings. Pursuant to its charter, the Compensation Committee may delegate its authority to one or more subcommittees, members of the Board, the Chair of the Committee or officers of the Company, to the extent permitted by law, as it deems appropriate and in the best interests of the Company. The Compensation Committee has delegated to Messrs. L.K. Murdoch, Nallen and Tomsic the authority to make awards of restricted stock units and stock options, as applicable, within certain prescribed limits to certain eligible persons. Any awards made by Messrs. L.K. Murdoch, Nallen and Tomsic pursuant to this authority are reported to the Compensation Committee on an annual basis. Further discussion of the processes and procedures for the consideration and determination of the compensation paid to the named executive officers is found in the section titled “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the sole authority to select, retain, oversee, terminate and approve the fees and other retention terms of any compensation consultants, outside legal counsel and any other experts or advisors as the Committee may deem appropriate in its sole discretion.

The Board has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to advise the Board and the Compensation Committee on its named executive officer and non-executive Director compensation practices and framework. FW Cook does not provide any other services to the Company. In February 2022, the Board considered FW Cook’s independence as the compensation consultant to the Board and the Compensation Committee by taking into account, among other things, the factors prescribed by the Nasdaq listing rules. Based on its evaluation, the Board determined that no conflict of interest exists.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Mr. Ryan, who serves as Chair, Ms. Dias and Messrs. Burck and Hernandez. The primary responsibilities of the Nominating and Corporate Governance Committee are:

•	to manage a succession planning process for the Board, its leadership and its committees;

•	to develop, review and recommend to the Board criteria for identifying and evaluating Director candidates;

•	to review the qualifications of candidates for Director according to criteria approved by the Board and set forth in the Statement of Corporate Governance;

•	to maintain procedures for the consideration of Board candidates recommended by the Company’s stockholders;

•	to consider the performance and independence of incumbent Directors in determining whether to nominate them for re-election;

•	to recommend to the Board nominees for election or re-election to the Board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships;

•	to advise and make recommendations to the Board on corporate governance matters;

•	to review communications from the Company’s stockholders;

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CORPORATE GOVERNANCE

•	to oversee the Company’s stockholder engagement and make recommendations to the Board regarding its involvement in stockholder engagement;

•

to oversee, review and monitor the Company’s efforts on sustainability and corporate social responsibility and related risks, including reporting with respect thereto, and provide guidance to the Board on such matters; and

•	to review and oversee compliance with the Company’s Political Activities Policy, including the annual Political Activities Report.

The Nominating and Corporate Governance Committee also makes recommendations to the Board as to determinations of Director independence and conducts an annual self-evaluation for the Board. During fiscal 2022, the Nominating and Corporate Governance Committee held four meetings.

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CORPORATE CULTURE AND SOCIAL RESPONSIBILITY

The Company delivers the finest in news, sports and entertainment. We do this by serving all of our stakeholders, from our viewers and creative partners to our employees, distributors and advertisers, in a principled, transparent, respectful and fair manner. We are rooted by lessons learned and legacies built over decades through the energy and ingenuity of many colleagues and leaders. We have defied conventional wisdom and delivered enduring stories and experiences that capture the hearts and minds of audiences.

We undertake our role as a source of news, information, analysis and entertainment as both a responsibility and a privilege. We are purveyors of First Amendment activities and defenders of the U.S. Constitution and its rule of law. Our company will remain steadfast and focused on those core values in building a culture of trust, integrity and ethical behavior. FOX is uncompromisingly committed to being neutral arbiters of timely news, and we consider journalistic independence and editorial integrity to be sacrosanct. Through our opinion programming, we contribute to the marketplace of ideas by providing our audiences with engaging entertainment about virtually everything people care about – from politics to sports, business to health, natural disasters to uplifting stories of courage, hope and humanity. The Company has adopted and published on our website the Standards of Business Conduct and key policies that further integrity and ethics, including our zero-tolerance of harassment, discrimination and retaliation, our insider trading and confidentiality policy, our supplier and subcontractor standards titled “Doing Business with FOX,” our human rights statement, our political activities policy and our global anti-bribery and anti-corruption policy.

We approach corporate social responsibility as another way to create value – value by investing in our people, our reputation and our brands; value to our communities and to the neighbors and colleagues we serve; and value in knowing our actions help others and in seeing the impact of our philanthropy. Our third annual Corporate Social Responsibility Report was published in August 2022 and is available at https://www.foxcorporation.com/csr-report.

Investment in Our Human Capital Resources

Our workforce is the creative, strategic and operational engine of FOX’s success. We have taken extraordinary actions to care for our employees during COVID-19, and our commitment to grow and support our employees continues on an ongoing and sustained basis as we move forward. We aim to develop our human capital by recruiting a talented and diverse workforce, offering competitive compensation and benefits, fostering a healthy work-life balance, providing learning and development opportunities for growth, protecting health and safety, fostering workplace civility and inclusion and encouraging our employees to have an impact in their communities.

As of June 30, 2022, we had approximately 10,600 full-time employees. In the ordinary course of our business and consistent with industry practice, we also employ freelance and temporary workers who provide important production and broadcast support services. The vast majority of our workforce is based in the United States, and a portion is unionized. We have posted on our corporate website our Employment Information Report (EEO-1), showing the race, ethnicity and gender of our U.S. employees. https://www.foxcorporation.com/eeo-1-data.

Recruitment and Diversity

We are committed to diversity from the very top of the Company. Our Board of Directors requires that minority and female candidates are presented for consideration with each Director vacancy. We believe that the more voices in the room and the more diverse the experiences of our colleagues, the better FOX’s internal culture and external programming are. Our diversity enables us to be more reflective of the audiences we reach and enhances our ability to create news, sports, and entertainment programming that serves all viewers across the country. An inclusive and diverse workplace is not merely a strategy or business objective; it is fundamentally woven in the fabric of the Company. This commitment begins with our approach to talent recruitment across all of our disciplines and extends to the way we nurture and advance our colleagues’ careers.

FOX lists job openings internally and externally because we believe this is one of the best tools to reach the widest and most diverse pool of candidates. We also collaborate with an array of professional organizations that offer FOX access to talent at recruiting events and conventions. These organizations include:

•	ADCOLOR

•	Asian American Journalists Association (AAJA)

•	National Association of Black Journalists (NABJ)

•	National Association of Hispanic Journalists (NAHJ)

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•	Native American Journalists Association (NAJA)

•	NLGJA: The Association of LGBTQ Journalists

•	Radio Television Digital News Association (RTDNA)

We also offer paid internships to build a diverse pipeline of early-career talent and emerging leaders. The FOX Internship Program offers students an exciting opportunity to gain practical experience, participating in real-world projects and seminars on the media industry, technology and professional development. This internship program, which runs for 8-10 weeks three times per year, welcomed over 380 students in calendar year 2021 and was listed on Vault’s 2022 “100 Best Internships.” We also partner with the Emma Bowen Foundation, the T. Howard Foundation, the International Television and Radio Society, Sports Biz CARES and the Entertainment Industry College Outreach Program to provide media internships for promising students.

In addition, FOX has developed and implemented a number of internal training programs designed to provide outstanding individuals with workforce skills and professional development opportunities. These programs build the pipeline of our next generation of leaders, many of whom are from underrepresented backgrounds. Examples include:

•

FOX Ad Sales Training (“FAST”): Initiated in 2021, this rotational program aims to attract, develop, and retain early career talent. Through exposure to various functions within Ad Sales, FAST develops professional skills of promising individuals recruited from outside FOX.

•

FOX Alternative Entertainment (“FAE”) FASTRACK: This highly selective accelerated producers’ initiative is designed to nurture producers with diverse backgrounds and life experiences, and create a pipeline for new, behind-the-camera talent on FAE series. Launched in 2020, the program places candidates as associate producers on production teams across various FAE-produced shows to provide valuable exposure to many facets of production.

•

FOX News Media Digital Rotational Program: Launched in 2021, this program strives to identify high potential talent from diverse backgrounds with a passion for the FOX News Media brand. The goal is to find staff placement for the individuals who complete the one-year rotational program across three key departments for four months each and have proven themselves to be integral members of the FOX News Media Digital team.

•

FOX News Multimedia Reporters Training Program: This program places talent from diverse backgrounds in multimedia reporter roles across the country, where they shoot, report, edit and produce their own high-end content across FOX News platforms. Through daily guidance and feedback from management, we challenge and enable the talent to continually hone their journalistic skills.

•

FOX Sports Professional Development Program: This program prepares production team leaders with skills for the unique sports production environment, such as communication and influence in the control room under short deadlines.

•

FOX Television Stations Sales Training Program: This program was created to develop and mentor the next generation of diverse, motivated sales professionals for FOX Television Stations. Trainees participate in both intensive classroom study of all aspects of the television station advertising sales business and shadowing of FOX Television Stations sales account executives.

•

FOX Writers Incubator Initiative: This FOX Entertainment program, which welcomed its first class in March 2022, nurtures and trains talented writers with diverse voices, backgrounds and life experiences. Writers work intensively on their scripts with the support of established writers, executives, directors and producers across all genres (comedy, drama, animation, etc.).

Employee Compensation and Benefits

We are proud to invest in our people through competitive pay and comprehensive benefits designed to attract, motivate and retain our talent. Providing equal pay for equal work, without regard to race, gender or other protected characteristics, is an imperative at FOX. We link our more senior employees’ pay to corporate performance through discretionary annual incentive compensation awards.

FOX also provides generous benefits that support the health, wellness and financial stability of our employees and their families. Full-time employees are eligible for medical insurance through a choice of several plans, in which employees also may enroll family members, including domestic partners (same-sex and opposite-sex). Freelance employees who work a minimum number of hours are also eligible for a medical plan. Many employees enjoy the convenience of covered telemedicine visits. In addition, we provide vision and dental insurance, which includes coverage for adult orthodontic care. Our coverage is generous, with employee contributions and costs more favorable than national averages according to a 2021 Mercer LLC survey. Eligible employees may participate in flexible spending accounts, health savings accounts and qualified transportation expense accounts. We also provide employees with a health advocate service, with experts who support employees and their

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CORPORATE CULTURE AND SOCIAL RESPONSIBILITY

eligible family members in navigating a wide range of health and insurance-related issues. In addition, we have onsite fitness centers in our New York and Los Angeles worksites. To provide additional support during COVID-19, we paid our full-time employees’ medical insurance premiums from March 2020 through December 2021.

Full-time employees are eligible to receive paid holidays, paid floating holidays, paid vacation, paid sick and safe time, life insurance, accidental death and dismemberment insurance, business travel accident insurance, full salary replacement for up to 26 weeks of short-term disability, basic long-term disability insurance, charitable gift matching, cybersecurity and malware protection for personal devices and an employee assistance program that offers onsite counseling in New York and Los Angeles, as well as smoking cessation and weight management programs. The FOX 401(k) Savings Plan provides employees with a company contribution, and it offers a company match, Roth and post-tax contribution options and catch-up contributions. Finally, FOX also offers employees group discounts in various voluntary benefits such as critical illness insurance, group universal life insurance, auto and home insurance, access to legal services, pet insurance, supplemental long-term disability insurance and student loan refinancing.

Work-Life Balance and Workplace Flexibility

We believe offering our employees the tools necessary for a healthy work-life balance empowers them to thrive in our modern workforce. To that end, FOX allows eligible individuals the opportunity to work on a partially remote (i.e., “hybrid”) or fully remote basis in appropriate circumstances. We support these working arrangements by deploying online collaboration tools, offering e-learning courses on effective remote work, providing reasonable office supplies and reimbursing business expenses. The Company also reimburses employees who work on a fully remote basis with a monthly stipend for business expenses (including mobile or other devices, Internet and electricity). Where appropriate, we provide technology and mobile communication devices, tailored to employee duties.

Our parental leave policy allows eligible new parents to bond with their children for a substantial period with full pay, and our workplaces have lactation rooms for our new mothers. We provide onsite subsidized childcare to full-time employees at the Los Angeles FOX Child Care Center. In addition, we offer backup child, adult, elder and return-to-work care. For calendar years 2021 and 2022, we doubled the number of days that employees may use the backup care service from 20 to 40 days per year, and we also allow employees to use their backup care benefits for virtual tutoring.

Learning and Development

FOX offers employees multiple learning and development programs, including tuition reimbursement, management and leadership development, online and on-demand e-learning, live webinars and assessment tools. Our annual MentorMatch program provides junior employees with the tools and resources to grow their careers through relationship-building and networking. We also identify key individuals for ongoing talent management, retention and succession planning. Within FOX News Media and FOX Television Stations, we deliver specialized training on the First Amendment, defamation, privacy, infringement and other newsgathering and reporting topics to educate employees on these principles and provide advice on best practices.

Health and Safety

FOX is committed to protecting the health, safety and working environment of our employees, clients and neighbors. Our Environmental Health and Safety (“EHS”) Management Program manages risks by implementing proactive, practical and feasible controls into daily work activities. FOX’s EHS program works to continuously improve its performance through preventive measures, correcting hazards or dangerous conditions and minimizing the environmental impact of our activities. The FOX Global Security team oversees the Company’s security and emergency response efforts. The team proactively monitors, reports and responds to potential and actual threats to people, physical assets, property, productions and events using a number of tools, including advanced technology, active training programs and risk assessment and management processes.

Workplace Civility and Inclusion

Trust begins in the workplace every single day. We are committed to fostering a working environment of trust for our colleagues, in which people do their best work. Harassment, discrimination, retaliation and threats to health and safety all undermine our working environment of trust and make it harder for people to excel. Therefore, it is our policy to provide a safe work environment free from this or any other unlawful conduct.

Creating and maintaining an environment free of discrimination and harassment begins at the highest leadership level of the Company and is embedded throughout our policies and practices. The FOX Standards of Business Conduct and the Preventing Harassment, Discrimination and Retaliation Policy, which are posted on our website, create our framework for addressing complaints and taking remedial measures as needed. These policies offer multiple complaint channels, including a

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CORPORATE CULTURE AND SOCIAL RESPONSIBILITY

third-party managed hotline that allows for anonymous reporting of concerns. In addition, all new hires must complete training on the Preventing Harassment, Discrimination and Retaliation Policy, as well as compliance and business ethics, and existing employees must complete the training periodically.

FOX also facilitates nine Employee Resource Groups, which are formed around shared identity, interests or pursuits for the purpose of advancing careers, forming a more inclusive workplace community and fostering a sense of belonging:

•	ABLE — promotes an inclusive environment and culture for our colleagues with disabilities through advocacy and allyship

•	ACE (Asian Community Exchange) — serves Asian Americans at FOX by advancing our members, championing our stories and empowering our communities

•	BLK+ — celebrates our Black colleagues and seeks to build community through programming and professional development while standing in solidarity with our allies

•	HOLA (Hispanic Organization for Leadership and Advancement) — develops Hispanic leaders, enriches FOX’s diverse culture and drives positive impact

•

PRIDE — cultivates community among FOX’s LGBTQ+ colleagues and allies, supports causes important to the LGBTQ+ community and fosters a work environment where all colleagues feel 100% authentic and professionally supported

•

VETS — is committed to the community of veterans, current service members, military supporters and military spouses employed at FOX by embracing our four core values — Community, Appreciation, Connection & Education

•	WiT (Women in Tech) — attracts, advances and empowers women technologists and amplifies their impact at FOX

•	Women of FOX Sports — connects, inspires, informs and gives back to the community, with the goal of furthering women’s collective contributions and advancement within the sports industry

•	WOMEN@FOX — is committed to developing female leadership at all levels and fostering a culture where all women thrive

Maintaining a work environment where employees can thrive, advance and feel included is one of our top priorities at FOX. To that end, FOX developed and launched BE INCLUDED, a toolkit-building series of learning modules and open forum discussions to enable employees to create deeper workplace connections and support colleagues in cultivating an inclusive workplace.

As a result of these and other efforts, many outside organizations have recognized FOX for our deep commitment to inclusion and diversity. For example:

•	DiversityComm once again recognized FOX as a Top Employer and as a Top LGBTQ+ Friendly Company for 2022

•	FOX was appointed to the Military Friendly® Employer list again for 2022 and named one of its 2022 top ten employers

•	FOX was named to Disability Equality Index’s “Best Places to Work for Disability Inclusion” list again for 2022

•	Black EOE Journal, HISPANIC Network Magazine, Professional WOMAN’s Magazine and U.S. Veterans Magazine have all listed FOX as a 2022 top employer

Community Impact

FOX employees are deeply engaged in their communities. Nowhere is that more evident than through the commitment and involvement of our colleagues who volunteer their time, share their talents and contribute to worthy causes through our philanthropic platform, FOX Forward. Through volunteer opportunities and service projects, FOX employees support community groups, veterans services organizations, local schools and families in need, and we encourage our colleagues to donate their time and resources to change-making organizations. Over the course of fiscal 2022, across all FOX businesses, our giving programs generated over $8 million in impact to local communities.

Among this year’s initiatives, FOX and its employees across the Company supported military veterans, first responders and their families by partnering with U.S. VETS to champion their Make Camo Your Cause campaign, the Tunnel to Towers Foundation and the Elizabeth Dole Foundation’s Hidden Heroes campaign. FOX continued to serve as an Annual Disaster Giving Program partner for the American Red Cross, while also making two additional donations of $1 million each to the Southern and Midwest Tornadoes Campaign and humanitarian relief efforts in Ukraine.

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CORPORATE CULTURE AND SOCIAL RESPONSIBILITY

FOX also sponsored the Los Angeles Food Bank’s Backpack Program for underserved students experiencing food insecurity, while supplementing the arts and media education at twelve local Los Angeles public schools through the FOX for Students program. In December 2021 alone, the FOX Forward Holiday giving program raised over $450,000 to lift up our local community members during an especially difficult year.

As part of the Company’s commitment to give back to the communities in which its employees live and work, our FOX Giving program matches contributions made by regular full-time employees to eligible non-profit organizations, dollar for dollar, up to a total of $1,000 per fiscal year when submitted through the FOX Giving portal, Benevity. We also track and reward employee volunteer hours with the opportunity to earn up to $1,000 per year that employees may direct to charities through the program. Over the course of the fiscal year, across all FOX businesses, contributions through our FOX Giving program exceeded $1.5 million.

Additionally, FOX provides invaluable in-kind support through public service announcements and editorial coverage of causes such as Building Homes for Heroes, Los Angeles County High School for the Arts Foundation, The Emma Bowen Foundation and the Boys & Girls Clubs of America, while also creating additional impact in our communities through efforts such as FOX Sports Supports, FOX Entertainment’s #TVForAll, FOX Television Stations’ Holiday Community Giving Campaigns and FOX News Media’s support of Answer the Call, the New York Police and Fire Widows’ and Children’s Benefit Fund.

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PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending June 30, 2023. EY has audited the books and records of the Company since the fiscal year ended June 30, 2018. A representative of EY is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

The Board unanimously recommends a vote “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed EY to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by EY. These pre-approval procedures are described below under “Audit Committee Pre-Approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by EY for the fiscal years ended June 30, 2022 and June 30, 2021 is set forth below.

	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$11,477,000	$10,595,000
Audit-Related Fees(2)	$544,000	$277,000
Tax Fees(3)	$975,000	$470,000
All Other Fees	$—	$—
Total Fees	$12,996,000	$11,342,000

(1)

Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2022 and June 30, 2021; the audit of internal control over financial reporting as of June 30, 2022 and June 30, 2021 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s regulatory filings; statutory and separate subsidiary audits; and other services normally provided by the independent registered public accounting firm in connection with regulatory filings.

(2)	Audit-related fees principally relate to employee benefit plan audits and due diligence related to mergers and acquisitions.

(3)	Tax fees include fees for various tax consultations.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chair of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2022 and June 30, 2021 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by EY during the fiscal years ended June 30, 2022 and June 30, 2021, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

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REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of:

•	the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control,

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function,

•	the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters,

•	investigations into complaints concerning financial matters,

•

the Company’s policies and practices with respect to risk assessment and management, including cybersecurity, and oversight of the Company’s major financial and other risk exposures and the steps taken to monitor and control them, and provides guidance to the Board on such matters,

•	the review, approval and ratification of transactions with related parties, and

•	the content and operation of the Company’s Ethics and Compliance Program, including the Company’s Standards of Business Conduct.

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those financial statements and internal control over financial reporting. The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance and their compensation.

A discussion of the Audit Committee’s composition is included in this proxy statement in the section titled “Committees and Meetings of the Board of Directors.”

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a report describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence and affirming its independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, (ii) discussed with the independent registered public accounting firm, which documented the discussion, any relationships that may impact the firm’s objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by EY are compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee met with the independent registered public accounting firm and the corporate auditors, both with management present and separately with each in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls.

The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2022 with management and the independent registered public accounting firm.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal 2022 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act, the rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Audit Committee each of the Sarbanes-Oxley Act certification requirements including whether there were any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

The Audit Committee also reviewed any anonymous complaints received through the Alertline reporting system to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Company’s Standards of Business Conduct. The Sarbanes-Oxley Act required the Audit Committee to establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, for filing with the SEC.

The Audit Committee annually reviews the independent registered public accounting firm’s independence and performance in connection with the Audit Committee’s determination of whether to retain EY or engage another firm. In the course of these reviews, the Audit Committee considers, among other things, such factors as:

•	EY’s historical and recent performance on the Company’s audit;

•	an analysis of EY’s known legal risks and significant proceedings;

•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports on EY;

•

the appropriateness of EY’s fees for audit and non-audit services (for additional information on fees paid to EY please see “Proposal No. 2, Ratification of Selection of Independent Registered Public Accounting Firm”);

•

EY’s tenure as our independent registered public accounting firm, and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting (EY has audited the books and records of the Company since the fiscal year ended June 30, 2018);

•	EY’s industry expertise;

•	EY’s independence; and

•	the impact to the Company of changing auditors.

In accordance with the SEC rules and EY’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead partner pursuant to this rotation policy involves meetings between the Chair and members of the Audit Committee and the candidate for the role, as well as a discussion by the full Audit Committee and with management.

Based on the above-mentioned review, the Audit Committee believes that it is in the best interests of the Company and its stockholders to retain EY to serve as our independent registered public accounting firm.

Accordingly, the Audit Committee also recommended the reappointment, subject to stockholder ratification, of EY as the Company’s independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE:

Roland A. Hernandez (Chair)

Anne Dias

Jacques Nasser

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Arrangements between the Company and Directors or Director-Related Persons or Entities

Directors of the Company and Directors of its related parties, or their Director-related entities, conduct transactions with subsidiaries of the Company that occur within a normal employee, customer or supplier relationship on terms and conditions that are believed to be no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the Director or Director-related entity in the ordinary course of business.

Policy for Evaluating Related Party Transactions

The Audit Committee has established written procedures for the review, approval or ratification of related party transactions. Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, Directors, Director nominees, Directors emeritus or any of their immediate family members and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own more than 5% of any class of the Company’s voting securities or any immediate family members of such security holder, other than transactions (i) that have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) or (ii) where a related party has an indirect interest solely as a result of being (a) a Director or, together with all other related parties, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the related party, together with all other related parties, has an interest of less than 10%. All of the transactions described in this section that are subject to the Audit Committee’s policies and procedures described above are reviewed and approved or ratified by the Audit Committee of the Board in accordance with such policies and procedures.

26	2022 Proxy Statement

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company provides our stockholders the opportunity to vote, on an advisory, nonbinding basis, on whether to approve named executive officer compensation.

As described in detail in the “Compensation Discussion and Analysis,” the Compensation Committee seeks to closely align the interests of our named executive officers with the interests of the Company’s stockholders. The Company’s executive compensation program is designed to attract, retain and motivate top executive talent, and support both short-term and long-term growth for stockholders.

The Board recommends that stockholders indicate their support for the Company’s compensation of its named executive officers. The vote on this resolution, commonly known as a “say on pay” resolution, is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this proxy statement. Although this vote is advisory and not binding on the Company or the Board, the Compensation Committee, which is responsible for developing and administering the Company’s executive compensation philosophy and program, will consider the results as part of its ongoing review of the Company’s executive compensation program.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the fiscal year ended June 30, 2022 Summary Compensation Table and the other related tables and disclosure.”

The Board unanimously recommends an advisory vote “FOR” the approval of the compensation of our named executive officers.

2022 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The Board and Compensation Committee believe FOX is best served by relying on a lean group of executives that have significant cross-functional responsibilities and are charged with performing multiple roles. To that end, the Board and the Compensation Committee recruited an accomplished group of senior executives to manage the growth of one of the country’s leading news, sports and entertainment companies in a fast-changing competitive environment. Each of our named executive officers brings institutional knowledge, breadth of expertise and unique leadership talent to the Company.

This Compensation Discussion and Analysis, together with the tables and accompanying descriptions that follow, provides a comprehensive explanation of our compensation design principles and the compensation awarded to or earned by the individuals listed below, who are our named executive officers for fiscal 2022:

•

Mr. K.R. Murdoch, the Company’s Chair, has led 21CF or its subsidiaries or affiliates (including the Company) for 70 years. Mr. K.R. Murdoch has been the driving force behind the evolution of the Company from the single, family-owned Australian newspaper he took over in 1953 to the global public media and entertainment company that was 21CF and that, through his vision and efforts, he most recently transformed into the focused news, sports and entertainment company that is FOX today. With his invaluable knowledge and expertise regarding the Company’s businesses, Mr. K.R. Murdoch provides broad strategic vision, actively advises on capital allocation and key operational decisions, and fosters the entrepreneurial culture throughout the Company. In addition, as Executive Chair of Fox News Media, Mr. K.R. Murdoch has vigorously driven brand extensions, digital enhancements and expanded newsgathering to power recent multi-platform growth on top of sustained ratings leadership at FOX News. His unique global perspectives also provide valuable insights to the Board and the Company’s leadership.

•

Mr. L.K. Murdoch, the Company’s Executive Chair and Chief Executive Officer, was a 21CF director for 24 years and had served 21CF in a number of executive roles from 1994 to 2005, including as Executive Chairman since 2015 and Co-Chairman from 2014 to 2015. In addition, he has led a number of international and domestic media companies. With his wealth of knowledge regarding the Company’s operations and the media industry, Mr. L.K. Murdoch supervises all strategic, operational and corporate decisions and oversees the Company’s portfolio of news, sports and entertainment assets in addition to leading our Board.

•

Mr. Nallen, the Company’s Chief Operating Officer, has been employed by 21CF or its subsidiaries or affiliates (including the Company) for 28 years. He previously served as 21CF’s Chief Financial Officer for six years and as an Executive Vice President and Deputy Chief Financial Officer of 21CF for 12 years, overseeing various functional areas, including corporate finance, tax, internal audit, and planning and analysis. He currently oversees the Company’s finance, strategy, business development, distribution, real estate and human capital functions.

•

Mr. Dinh, the Company’s Chief Legal and Policy Officer, has been employed by 21CF or its subsidiaries or affiliates (including the Company) for four years and previously served as a director of 21CF for 14 years. He currently leads all legal, compliance and regulatory matters and oversees government relations and public affairs.

•

Mr. Tomsic, the Company’s Chief Financial Officer, has been employed by 21CF or its subsidiaries or affiliates (including the Company) for 20 years. He previously served as Deputy Chief Financial Officer of 21CF for two years. He currently oversees all of our corporate and operational finance activities, including capital markets and merger and acquisition transactions, treasury, risk management, tax, financial planning and analysis, accounting and external reporting.

Compensation Design Principles

The Compensation Committee evaluates the compensation program for our named executive officers with the aim of (a) creating a holistic program to align the interests of our named executive officers with those of our stockholders, (b) maintaining the Company’s competitive position as a best-in-class employer and (c) encouraging retention of key talent who are uniquely positioned to drive performance and deliver results for our key stakeholders. In light of these goals, the Compensation Committee designs compensation applicable to our named executive officers in accordance with the following principles:

  Drive performance without encouraging unnecessary or excessive risk-taking

•	A major portion of target compensation of our named executive officers is variable and performance-based.

•	Our compensation program features a balanced combination of annual and long-term elements along with fixed and performance-based components.

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COMPENSATION DISCUSSION AND ANALYSIS

•	We cap payouts for annual and long-term performance-based incentives and incorporate risk mitigation features into our compensation program.

  Ensure policies and practices support long-term growth for stockholders

•	Performance-based compensation is the biggest element of our named executive officers’ annual pay.

•	Long-term performance-based incentives awarded to our named executive officers are based on challenging three-year performance objectives.

•	We maintain robust stock ownership guidelines for named executive officers and non-executive Directors.

•	We regularly review stock utilization and overhang.

  Structure packages to attract, retain and motivate top executive talent

•	We compete to recruit and retain executives against a relatively small number of large, complex, diversified and publicly traded broadcasting, cable and satellite, and entertainment companies.

•	Our goal is to provide compensation packages that are competitive with prevailing practices in our industry.

  Follow compensation best practices

•	We closely link pay to performance.

•	We use diversified performance metrics and set rigorous short- and long-term goals for our executives.

•	We maintain a clawback policy covering performance-based compensation.

  Prohibit activities inconsistent with stockholder interests

•	We do not provide any “single trigger” change in control severance benefits.

•	We do not pay excise tax gross-ups associated with change in control benefits.

•	We do not pay dividends on unvested equity awards.

•	We prohibit all of our Directors and employees, including our named executive officers, from engaging in short sales of FOX securities and investing in FOX-based derivative securities.

•

We prohibit all of our Directors and employees, including our named executive officers, from pledging any FOX securities they hold directly, hedging any FOX securities they hold directly or indirectly, or hedging or pledging equity compensation.

In adherence to these compensation design principles, the significant majority of fiscal 2022 compensation for our named executive officers is at risk, as follows:

Average of the Named Executive Officers as a Group	Percentage of Target Direct Compensation	At Risk?	Rationale

Base Salary	22%	No	Attract and retain quality executive talent

Annual Incentive	31%	Yes	Motivate achievement of pre-specified annual goals

Performance-based Stock Units	12%	Yes	Achievement of long-term (three-year) operational, strategic goals drives creation of sustainable stockholder value and stockholder return

Performance Stock Options	12%	Yes	Incentive value only vests if FOX’s stock price achieves pre-specified goals, and only increases in line with incremental stockholder value

Restricted Stock Units	23%	Yes	Retention, alignment of interests with those of long-term stockholders

Total Direct Compensation	100%	78%	78% of our named executive officers’ Total Direct Compensation is at risk, and 85% of our CEO’s Total Direct Compensation is at risk, structuring realizable pay to be aligned with achievement of short-and long-term goals.

2022 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

The table above represents amounts approved by the Compensation Committee for fiscal 2022. The aggregate cost of our fiscal 2022 target total direct named executive officer compensation is approximately the 51st percentile of our Peer Group (as defined below), which the Compensation Committee believes appropriately balances our need to engage an elite group of executives and our need to provide value to our stockholders. For further information, please see “Use of Information on Peer Companies and Industry Trends” below.

Fiscal 2022 Business and Management Review

FOX once again delivered strong operational and financial results for its third consecutive full fiscal year as a standalone, publicly traded company. FOX focuses on producing and distributing quality live news, sports and entertainment content that engages and informs audiences, deepens consumer relationships and creates more compelling product offerings through its primary iconic brands, including FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations, and leading AVOD service TUBI. FOX also continued to focus on its growth in fiscal 2022, investing in both organic initiatives and inorganic opportunities, while delivering meaningful returns of capital to stockholders.

During the fiscal year, FOX continued to reach and, in some cases, exceed its strategic goals, all pursuant to its fundamental priorities of delivering quality live and on-demand programming to large and engaged audiences, securing value for its market-leading brands and content and positioning itself for long-term growth. Fiscal 2022 highlights include:

•

FOX News became the first cable news network to finish as the top-rated national cable news channel in both Monday to Friday primetime and total day viewing for over 20 consecutive years. FOX News further solidified its leadership position throughout the fiscal year as it delivered primetime ratings that consistently beat the combined ratings of its closest cable news channel competitors and were comparable to ratings delivered by the four broadcast networks. Additionally, FOX News continued to expand its digital footprint, highlighted by the October 2021 launch of the FOX Weather free advertising-supported streaming service, continued subscriber growth at its SVOD service, FOX Nation, and the achievement of record advertising revenues at FOX News Digital.

•

FOX Sports achieved record NFL viewership of 137 billion minutes on the FOX Network, the highest level of viewership ever achieved by a broadcast network for a single season. During the fiscal year, the FOX Network amassed over 250 billion minutes of live sports event viewing, placing it at #2 in a year in which both the Summer and Winter Olympics were held on another network. Further, FOX’s America’s Game of the Week remained television’s #1 show for the 13th year in a row, while FOX’s Big Noon Saturday became the #1 game window in all of college football. FOX Sports Digital hit a milestone of 6.4 billion minutes of NFL and college football streaming, up 26% over its previous record in fiscal 2020. Additionally, in November 2021, FOX Sports expanded its international soccer portfolio with a landmark UEFA rights agreement featuring more than 1,500 matches, including the 2024 and 2028 UEFA European Football Championships (the Euros). The agreement includes digital rights, a portion of which FOX Sports has sublicensed to extend the reach of its portfolio.

•

FOX Entertainment delivered the youngest and most diverse audience of the broadcast networks across all programming in primetime and has done so for the past two decades. FOX Entertainment connected this coveted audience with advertising partners through the delivery of approximately 100 million unduplicated monthly viewers across all platforms. During the 2021-2022 broadcast season, FOX featured leading unscripted hit The Masked Singer, leading scripted Monday dramas 9-1-1 and 9-1-1: Lone Star and four of the top 10 comedies on broadcast television with The Simpsons, Family Guy, Bob’s Burgers and Call Me Kat. FOX Entertainment is investing in more co-production arrangements and owns a stake in all new series that premiered on the FOX Network during the 2021-2022 broadcast season.

•

FOX Television Stations produced approximately 1,200 hours of local news coverage each week across 18 markets, including 14 of the top 15 DMAs. In addition, FOX Television Stations doubled its digital advertising revenues against the prior year, led by the expansion and success of FOX Local Extension (FLX), an advertising platform that provides direct access to over 150 over-the-top and connected TV content providers.

•

TUBI continued to exceed expectations as it delivered record revenues which grew approximately 45% compared to the prior year. Total view time (the total number of hours watched) reached approximately 4.3 billion hours over the course of fiscal 2022, an increase of approximately 40% over the prior year. TUBI expanded its library to over 45,000 titles, including the premiere of 40 new original titles throughout the fiscal year. TUBI now features key entertainment, news and sports programming from its sister FOX brands. TUBI also introduced linear streaming offerings to supplement its on-demand library, with the addition of approximately 140 sports, entertainment and local news channels.

•

The Company generated healthy affiliate fee revenue growth of 7%, primarily a result of contractual annual price increases on existing distribution agreements. The Company achieved its target of $1.0 billion of incremental Television affiliate fee revenues as set at its Investor Day in May 2019, underpinned by its growth in per subscriber rates achieved for its owned

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COMPENSATION DISCUSSION AND ANALYSIS

and operated stations, along with robust growth in reverse retransmission fees collected from third-party stations. Additionally, the Company’s key networks continue to be distributed on all major virtual multi-channel video programming distributor services, reflecting the “must have” nature of the Company’s content.

•

The Company generated robust advertising revenue growth of 9% amid global supply chain issues and the comparative impact of record political advertising revenues in the prior year, as its portfolio of leadership brands of live news and sports continued to deliver engaged, real-time audiences at scale, and TUBI continued to exhibit strong growth.

•

The Company ended the year with approximately $5.2 billion of cash and cash equivalents on its balance sheet while returning approximately $1.0 billion of capital to its stockholders in fiscal 2022 through the Company’s stock repurchase program. As of August 10, 2022, the Company has repurchased over $2.6 billion (approximately 78 million shares) under the stock repurchase program since the program’s launch in November 2019.

Other fiscal 2022 highlights include the following actions and initiatives:

•

FOX Sports launched the United States Football League (“USFL”) in April 2022 with the inaugural championship game played at the Pro Football Hall of Fame in Canton, Ohio in July 2022. Under multi-year rights agreements, FOX Sports and NBC Sports are the domestic distribution partners of the USFL games and during the 2022 season games on the FOX Network averaged over 1 million viewers, comparing favorably to well-established Spring sports properties.

•	The Company made strategic investments that enhance the Company’s production capabilities in a cost-effective manner, including:

•

In September 2021, FOX Entertainment partnered with Gordon Ramsay to jointly form Studio Ramsay Global, a new production entity to develop, produce and distribute culinary and lifestyle programming for FOX, TUBI and other platforms worldwide.

•

In September 2021, FOX Entertainment acquired the entertainment platform TMZ and all its media properties, creating a new pipeline to expand its portfolio of alternative programming, providing the network, affiliates and TUBI with fresh, young-skewing content.

•	In December 2021, FOX Entertainment acquired MarVista Entertainment, a studio that specializes in production for digital platforms, including TUBI.

•	Blockchain Creative Labs, a new division aimed at establishing a leadership position in Web3 content creation, distribution and monetization, commenced operations in fiscal 2022.

•

FOX continues to broaden and deepen its corporate social responsibility efforts, with a focus on local community engagement. Our recent environmental, social and governance achievements are highlighted in FOX’s third annual Corporate Social Responsibility Report, published in August 2022.

Use of Information on Peer Companies and Industry Trends

A competitive compensation program is essential to attract and retain talented executives with the requisite skills and experience to successfully manage the Company’s businesses. The Company competes against a relatively small number of large, complex, diversified and publicly traded broadcasting, cable and satellite, and entertainment companies. The Compensation Committee considers the compensation practices of a peer group of companies (the “Peer Group”), FOX’s performance relative to the performance of members of the Peer Group, as well as evolving broad market practices to ensure that it remains informed when making compensation decisions. Because of the complex mix of industries and markets in which the Company operates, the Compensation Committee does not target any element of compensation or total compensation to a specific range within the Peer Group. The goal of the Compensation Committee is to provide total compensation packages that are competitive with prevailing practices in our industry and are reflective of FOX’s performance in our industry relative to the Peer Group.

The Compensation Committee, with advice from FW Cook, its independent compensation consultant, annually reviews the Peer Group and approves updates to its composition as necessary to better reflect the Company’s competitive landscape and account for any corporate changes and reorganizations among members of the Peer Group as well as changes in relative size. For fiscal 2022, no changes were made to the Peer Group, which consisted of AMC Networks Inc., Charter Communications, Inc., Comcast Corporation, Warner Bros. Discovery, Inc. (formed through the merger of Discovery, Inc. and the WarnerMedia business of AT&T, Inc.), The Walt Disney Company, Liberty Global plc, Live Nation Entertainment, Inc., MSG Networks Inc., Netflix, Inc., Nexstar, Sinclair, Sirius XM Holdings, Inc. and Paramount Global (formerly known as ViacomCBS, Inc.). When reviewing and approving the fiscal 2022 base salary, target non-equity incentive compensation and target long-term incentive compensation for our named executive officers, the Compensation Committee considered the compensation practices of the Peer Group.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, the Compensation Committee considered the cost to FOX for the compensation provided to our named executive officers in the aggregate, relative to the aggregate cost of the top five executives of our Peer Group. In light of FOX’s unique named executive officer structure, the cross-functional roles assumed by each named executive officer and the significant tenure and history of many of our named executive officers, the Compensation Committee believes that evaluating the aggregate cost of compensation paid to our named executive officers relative to the aggregate cost borne by the Peer Group appropriately assesses FOX’s compensation expenditures while avoiding comparisons among individual named executive officers that may not align with their roles or contributions to our business. While the Compensation Committee does not target the aggregate cost of named executive officer compensation to a specific range within the Peer Group, the aggregate cost of our fiscal 2022 target total direct named executive officer compensation is approximately the 51st percentile of our Peer Group, which the Compensation Committee believes appropriately balances our need to recruit, retain and motivate an elite group of executives and our need to provide value to our stockholders.

Elements of Compensation

The key elements of our executive compensation program for our named executive officers are base salary; annual incentive compensation that is based on an evaluation of Company, individual and group performance; long-term incentive awards that are broadly consistent with peer practice; and retirement benefits. In establishing the elements of our named executive officers’ compensation, the Compensation Committee considered each named executive officer’s management experience, cross-functional duties and responsibilities with the Company; each named executive officer’s duration of service to the Company and 21CF; the industry and peer group in which the Company competes for talent; and, in certain instances, the compensation required to recruit and retain the named executive officer into a role with the Company. For fiscal 2022, 85% of the Chief Executive Officer’s target total direct compensation and 78% of all named executive officers’ target total direct compensation was “at risk.”

Base Salary

One element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of a named executive officer’s annual cash compensation and does not vary with performance. The base salary provided for by the respective employment agreements of Messrs. L.K. Murdoch, Nallen, Dinh and Tomsic, and the base salary for Mr. K.R. Murdoch, were approved by the Compensation Committee in the context of each named executive officer’s particular position; the responsibilities associated with that position; his experience, expertise, knowledge and qualifications; market factors; the industry in which we operate and compete; recruitment and retention factors; and the Company’s overall compensation principles.

Set forth below are the base salaries for each of the named executive officers for fiscal 2022.

Named Executive Officer	Base Salary
K. Rupert Murdoch	$5.0 million
Lachlan K. Murdoch	$3.0 million
John P. Nallen	$2.0 million
Viet D. Dinh	$3.0 million
Steven Tomsic	$1.5 million[1]

The Compensation Committee annually reviews the base salary of each of the named executive officers, subject to the terms of any applicable employment agreements. Base salary may be adjusted if the Compensation Committee determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives. There were no base salary changes for our named executive officers for fiscal 2022.

Annual Incentive Compensation

The named executive officers have a direct influence on our operations and strategy. The Compensation Committee believes that a significant portion of each named executive officer’s total compensation opportunity should be based on individual and group contributions and the Company’s financial and operating performance and progress against strategic goals. This framework fosters a performance-driven, pay-for-performance culture that aligns our named executive officers’ interests with those of our stockholders while also rewarding the named executive officers for superior individual and group achievements.

[1]

On November 9, 2021, in connection with an extension of the term of his employment agreement with the Company, the Compensation Committee approved an increase in the annual base salary for Mr. Tomsic to $1,750,000 beginning July 1, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee thoroughly reviewed the fiscal 2022 annual non-equity incentive compensation program (the “Annual Incentive Compensation”) and, following this review, the Compensation Committee elected not to change the performance metrics under which the fiscal 2022 Annual Incentive Compensation would be assessed. Consistent with the prior fiscal year, the Compensation Committee determined that 75% of the fiscal 2022 Annual Incentive Compensation would be based on the Company’s achievement of Adjusted EBITDA2 versus the budgeted Adjusted EBITDA goal, and 25% of the Annual Incentive Compensation would be based on qualitative factors, including each named executive officer’s contributions to the Company’s financial and non-financial objectives, individually and as a group. The Compensation Committee believes that Adjusted EBITDA is widely used by investors and stockholders to measure the Company’s performance and is a material driver in stockholder returns and therefore is the appropriate quantitative metric against which our named executive officers’ performance should be assessed. The target range of the Adjusted EBITDA metric established by the Compensation Committee is designed to drive total stockholder return for our stockholders by providing our named executive officers with rigorous, but achievable, short-term Company performance metrics.

In connection with the increased ability to forecast the Company’s Adjusted EBITDA metrics following the pandemic-related uncertainty in fiscal 2021, the Compensation Committee reverted to the pre-pandemic threshold and maximum performance goals for the fiscal 2022 target Adjusted EBITDA. The Compensation Committee’s determination of the performance levels for the achievement of the financial performance metric are reflected in the table below, with performance that falls between the specified levels to be calculated on a linear basis:

Performance Level	Performance Goal as a Percentage of Target Adjusted EBITDA	Payout as a Percentage of Financial Performance Portion of the Annual Incentive Compensation
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%

The Compensation Committee approved the following target and maximum Annual Incentive Compensation opportunities for each named executive officer for fiscal 2022.

Named Executive Officer	Fiscal 2022 Target Annual Incentive Opportunity	Fiscal 2022 Maximum Annual Incentive Opportunity

K. Rupert Murdoch	120% of Base Salary	200% of Target

Lachlan K. Murdoch	200% of Base Salary	200% of Target

John P. Nallen	150% of Base Salary	200% of Target

Viet D. Dinh	100% of Base Salary	200% of Target

Steven Tomsic	167% of Base Salary	200% of Target

On November 9, 2021, in connection with an extension of the term of Mr. Tomsic’s employment agreement with the Company, the Compensation Committee approved an increase in the annual base salary for Mr. Tomsic to $1,750,000 beginning July 1, 2022, which results in a decrease in his target Annual Incentive Compensation to 142% of his Base Salary beginning July 1, 2022.

Quantitative Element of Annual Incentive Compensation

For fiscal 2022, the Compensation Committee set threshold and maximum performance levels and target performance range for Adjusted EBITDA for the quantitative element of the Annual Incentive Compensation opportunities as follows:

Performance Level	Adjusted EBITDA (in billions)	Payout as a % of Target
Maximum	$3.445	200%
Target	$2.821 – $2.921	100%
Threshold	$2.297	50%

[2]

“Adjusted EBITDA” is defined as revenues less operating expenses and selling, general and administrative expenses. Adjusted EBITDA does not include amortization of cable distribution investments, depreciation and amortization, impairment and restructuring charges, interest expense, interest income, other, net and income tax (expense) benefit. Adjusted EBITDA is the aggregation of the Segment EBITDA of each of the Company’s operating segments. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see pages 46 – 48 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

A narrow target range is used, rather than a fixed dollar goal, to address challenges associated with setting performance goals with precision and to avoid unintended windfalls or shortfalls in actual payouts to the named executive officers. The target range for the Annual Incentive Compensation was designed around a midpoint that reflects the Adjusted EBITDA target for FOX’s company-wide operating plan, which was reviewed by the Compensation Committee in June 2021 and formally approved at its next meeting. This Adjusted EBITDA target reflects a rigorous target for fiscal 2022 based on macroeconomic conditions and the Company’s performance outlook, which took into account expected headwinds when compared against fiscal 2021 results due to a significant decline in political advertising revenues from the absence of the 2020 Presidential election cycle, incremental digital investment at TUBI and FOX News Media and higher programming rights amortization and production costs associated with normalized sports and entertainment schedules that were impacted by COVID-19 in the prior fiscal year. No quantitative portion of the Annual Incentive Compensation is payable below the threshold performance level and no additional amount is payable above the maximum performance level.

The Company’s fiscal 2022 Adjusted EBITDA of $2.955 billion fell between the target performance range and the maximum performance level and therefore the Compensation Committee determined that the quantitative portion of the Annual Incentive Compensation was earned at 106% of the target range. The Adjusted EBITDA metric exceeded the target performance range because the Company continued to meet and exceed its strategic goals as described further in the section titled “Fiscal 2022 Business and Management Review” above.

The quantitative portion of the fiscal 2022 Annual Incentive Compensation was calculated as follows:

Calculation Step	Amount Achieved	Target	($ amounts in millions)

Subtract Target from the Amount Achieved	$2,955	$2,921	A	$34

Calculate difference between Maximum and Target	$3,445	$2,921	B	$524

Divide result by the difference between Maximum and Target to yield percentage of Maximum to Target achieved			A/B = C	6%

Multiply by difference in payout opportunity between Maximum and Target	200%	100%	D	100%

Percentage of payout multiplier earned			C*D = E	6%

Plus percentage earned for achieving Target			F	100%

Adjusted EBITDA payout multiplier earned			E+F	106%

The table below illustrates the calculation of the quantitative portion of our named executive officers’ Annual Incentive Compensation opportunity:

Named Executive Officers	75% of Target (Quantitative Portion)	Adjusted EBITDA Payout Multiplier	Annual Incentive Compensation Earned based on Quantitative Performance
K. Rupert Murdoch	$4,500,000	106%	$4,770,000
Lachlan K. Murdoch	$4,500,000	106%	$4,770,000
John P. Nallen	$2,250,000	106%	$2,385,000
Viet D. Dinh	$2,250,000	106%	$2,385,000
Steven Tomsic	$1,875,000	106%	$1,987,500

Qualitative Element of Annual Incentive Compensation

Additionally, when determining each named executive officer’s Annual Incentive Compensation, the Compensation Committee also considered the named executive officers’ performance, individually and collectively as a group, against qualitative factors and related evaluation metrics established in advance by the Committee for fiscal 2022. This assessment comprised 25% of the Annual Incentive Compensation determination.

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COMPENSATION DISCUSSION AND ANALYSIS

The performance factors underpinning this component of the Annual Incentive Compensation help focus the named executive officers on cross-functional strategic initiatives that are imperative to the Company’s continued long-term success. In order to evaluate the extent to which the performance factors were achieved for fiscal 2022, the Compensation Committee undertook a qualitative assessment of Company performance and the performance of our named executive officers, individually and collectively as a group, taking into account the following qualitative factors and fiscal 2022 achievements:

Qualitative Performance Factor	Fiscal 2022 Achievements
On-screen leadership

•  FOX News became the first cable news network to finish as the top-rated national cable news channel in both Monday to Friday primetime and total day viewing for over 20 consecutive years. FOX News Media further solidified its leadership position throughout the fiscal year as it delivered primetime ratings that consistently beat the combined ratings of its closest cable news channel competitors and were comparable to ratings delivered by the four broadcast networks.

•  FOX Sports achieved record NFL viewership of 137 billion minutes on the FOX Network, the highest level of viewership ever achieved by a broadcast network for a single season. During the fiscal year, the FOX Network amassed over 250 billion minutes of live sports event viewing, placing it at #2 in a year in which both the Summer and Winter Olympics were held on another network. FOX Sports launched the USFL in April 2022. Under multi-year rights agreements, FOX Sports and NBC Sports are the domestic distribution partners of the USFL games and during the 2022 season games on the FOX Network averaged over 1 million viewers, comparing favorably to well-established Spring sports properties.

•  During the 2021-2022 broadcast season, FOX featured the #1 new entertainment program with Next Level Chef, #2 unscripted hit The Masked Singer and #2 drama 9-1-1, and four of the top 10 comedies on broadcast television with The Simpsons, Family Guy, Bob’s Burgers and Call Me Kat.

•  FOX Television Stations was the #1 or #2 rated news provider in the hours of 5 a.m. – 9 a.m. in the majority of the markets in which it operates.

•  TUBI expanded its market leading library to over 45,000 titles, up from 35,000 in the prior year, and premiered 40 new original titles throughout the fiscal year.

•  At FOX News Media, the FOX Nation SVOD service expanded its programming lineup with the launch of Primetime All The Time and developed recurring topical editorial programming with top talent, including Tucker Carlson, Dan Bongino and Piers Morgan; launched new lifestyle/entertainment content Duck Family Treasures; acquired large series libraries including Forensic Files and Duck Dynasty; as well as started productions with Kevin Costner, Sharon Osborne and Roseanne Barr for release in fiscal 2023.

•  In October 2021, FOX News Media successfully launched the FOX Weather free advertising-supported streaming service, which is now distributed across all FOX owned and operated platforms as well as Roku, YouTubeTV, Amazon News, Xumo and fuboTV.

Embrace positive change accelerated by the COVID-19 pandemic

•  FOX reopened offices under a flexible work model that allows certain employees to resume a full work week onsite, or to work on a hybrid or fully remote basis.

•  FOX transformed our live event production capabilities, resulting in the achievement of greater than 60% of live sports events (across more than 150 venues) being produced remotely.

Expanding the Company’s digital/direct-to-consumer reach

•  FOX News continued to expand its digital footprint, highlighted by the launch of the FOX Weather free advertising-supported streaming service, continued subscriber growth at SVOD service, FOX Nation, and the achievement of record advertising revenues at FOX News Digital.

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COMPENSATION DISCUSSION AND ANALYSIS

Qualitative Performance Factor	Fiscal 2022 Achievements

•  TUBI continued to exceed expectations as its total view time (the total number of hours watched) reached approximately 4.3 billion hours over the course of fiscal 2022, an increase of approximately 40% over fiscal 2021. TUBI also introduced linear streaming offerings to supplement its on-demand library, with the addition of approximately 140 sports, entertainment and local news channels.

•  FOX Bet Super 6 exceeded 6 million cumulative user downloads during the fiscal year.

•  FOX Television Stations doubled its digital advertising revenues against the prior fiscal year, led by the expansion and success of FOX Local Extension (FLX), an advertising platform that provides direct access to over 150 over-the-top and connected TV content providers.

•  Despite a rapidly rising interest rate environment which slowed the mortgage purchase and refinancing markets, Credible was able to grow its loan volume and revenue over the prior fiscal year.

•  FOX Sports Digital hit a milestone of 6.4 billion minutes of NFL and college football streaming, up 26% over its previous record in fiscal 2020.

•  Blockchain Creative Labs, a new division aimed at establishing a leadership position in Web3 content creation, distribution and monetization, commenced operations in fiscal 2022.

Capital allocation

•  Increased annual dividend by $0.02 to $0.48 per share in fiscal 2022

•  Returned approximately $1.0 billion of capital to our stockholders through the Company’s stock repurchase program

•  Maintained significant liquidity with approximately $5.2 billion of cash and cash equivalents on our balance sheet and approximately $7.2 billion in debt

•  Acquired MarVista Entertainment and TMZ and formed Studio Ramsay Global to further our production capabilities, while investing in digital and growth initiatives, including FOX Nation, FOX Weather, FOX News Digital, the USFL and Blockchain Creative Labs

Corporate culture and furthering our commitment to our environmental, social and governance agenda

•  Received various accreditations from outside organizations, including:

•  DiversityComm once again recognized FOX as a Top Employer and as a Top LGBTQ+ Friendly Company for 2022

•  FOX was appointed to the Military Friendly® Employer list again for 2022 and named one of its 2022 top ten employers

•  FOX was named to Disability Equality Index’s “Best Places to Work for Disability Inclusion” list again for 2022

•  Black EOE Journal, HISPANIC Network Magazine, Professional WOMAN’s Magazine and U.S. Veterans Magazine have all listed FOX as a 2022 top employer

•  Supported community groups, veterans services organizations, local schools and families in need through volunteerism, partnerships, charitable gift matching and in-kind support to groups such as U.S. VETS and the American Red Cross. In fiscal 2022, giving programs across FOX generated over $8 million in impact to local communities.

•  Expanded our internal training programs, which are designed to develop our employees’ workforce skills and foster professional development. These programs build the pipeline of our next generation of leaders, many of whom are from

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COMPENSATION DISCUSSION AND ANALYSIS

Qualitative Performance Factor	Fiscal 2022 Achievements

underrepresented backgrounds, and include programs such as the FOX News Media Digital Rotational Program, the FOX Writers Incubator Initiative and the FOX Internship Program, which welcomed over 380 students in calendar year 2021.

•  Completed our second carbon footprint study, which tracked and reported energy use and carbon emissions by consumption type, to prioritize reduction opportunities. We also began implementation of an environmental management system to better manage our emissions at the FOX Studio Lot, and we collaborated with NASCAR and MLB to understand environmental impacts of production and to implement waste and energy reduction strategies. Our partnership with One Tree Planted and our employee campaigns resulted in 20,000 trees planted and greater awareness of environmental issues.

•  Made sweeping changes to our political activities disclosures and policies by publishing our first annual Political Activities Report and adopting significant updates to our Political Activities Policy.

•  Our Corporate Social Responsibility Report highlights these achievements, our investment into human capital resources, and more. Additionally, our 2021 Employment Information Report (EEO-1) highlights the diversity of our workforce. Both reports are published on our website.

In order to determine the extent to which the qualitative portion of the Annual Incentive Compensation was achieved, the Compensation Committee evaluated the previously established qualitative performance factors against the achievements described above during fiscal 2022. The Compensation Committee weighted each qualitative performance metric equally when evaluating the achievement of such performance factor as a part of the entire qualitative portion of the Annual Incentive Compensation. In addition, the Compensation Committee determined that each of our named executive officers contributed equally to the achievements described above for each qualitative performance factor, and therefore the extent to which the qualitative performance factors were achieved was applied uniformly to each named executive officer’s Annual Incentive Compensation. The Compensation Committee determined that the above-described achievements of the named executive officers, individually and as a group, fully satisfied the previously-established qualitative performance metrics and therefore awarded 100% of the target qualitative portion of the Annual Incentive Compensation to the named executive officers.

In light of the Compensation Committee’s consideration of these factors, the Compensation Committee confirmed the payout multiples set forth below and calculated the Annual Incentive Compensation, which was paid in cash, as follows:

	Quantitative Performance			Qualitative Performance			Total
Named Executive Officers	75% of Target	Multiple	Subtotal	25% of Target	Multiple	Subtotal
K. Rupert Murdoch	$4,500,000	106%	$4,770,000	$1,500,000	100%	$1,500,000	$6,270,000
Lachlan K. Murdoch	$4,500,000	106%	$4,770,000	$1,500,000	100%	$1,500,000	$6,270,000
John P. Nallen	$2,250,000	106%	$2,385,000	$750,000	100%	$750,000	$3,135,000
Viet D. Dinh	$2,250,000	106%	$2,385,000	$750,000	100%	$750,000	$3,135,000
Steven Tomsic	$1,875,000	106%	$1,987,500	$625,000	100%	$625,000	$2,612,500

Long-Term Equity-Based Incentive Awards

The Compensation Committee believes that the purpose of granting long-term equity-based incentive awards to our named executive officers is to align their compensation with the long-term performance of the Company and thereby link the named executive officers’ interests directly to those of the Company’s stockholders. The Company’s compensation design principles are to drive performance without encouraging unnecessary risk taking, support long-term growth for stockholders, and attract, retain and motivate top executive talent. Consequently, in August 2021, the Compensation Committee granted for fiscal 2022 a mix of long-term equity-based incentive awards focused on performance with the primary goal of enhancing alignment with the Company’s stockholders while also serving to reward performance and support retention. The mix of long-term equity-based incentive awards granted for fiscal 2022 is as follows:

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as performance-based stock options with a three-year performance period (the “PSOs”). PSOs granted to our named executive officers will

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COMPENSATION DISCUSSION AND ANALYSIS

vest at the end of the three-year performance period and have a term of seven years thereafter. PSOs granted to our named executive officers vest only if, at any point during the three-year performance period, the closing price of the Class A Common Stock exceeds the exercise price of the PSO by at least 15% for at least 30 consecutive calendar days (the “Stock Hurdle”). The Stock Hurdle for the PSOs granted in August 2021 has been met.

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as performance-based restricted stock units (“PSUs”) with a three-year performance period. PSUs granted to our named executive officers will vest after three years based on achievement of targets for the following performance metrics:

(a)	Average annual adjusted earnings per share (“EPS”) growth, weighted 15%;

(b)	Average annual adjusted free cash flow (“FCF”) growth, weighted 15%; and

(c)

The Company’s three-year total stockholder return as measured against the three-year total stockholder return of the companies that comprise the Standard & Poor’s 500 Index (“Relative TSR”), weighted 70%.

•

Fifty percent (50%) of a named executive officer’s target long-term incentive award was granted as time-vested restricted stock units (“RSUs”) that will vest in equal annual installments over a three-year period.

The Compensation Committee believes that allocating 50% of FOX’s long-term equity-based incentive awards as performance-based compensation appropriately aligns our named executive officers’ interests with those of FOX’s stockholders. For comparison, only two-thirds of the members of the Peer Group grant performance-based equity as part of their regular annual long-term equity-based incentive programs; of those grants, approximately 50% were allocated to performance-based awards. Collectively, the Compensation Committee allocated 85% of the grant value of the performance-based portion of each named executive officer’s target long-term incentive award to the Stock Hurdle and Relative TSR (which we refer to collectively as the hurdled stock performance measures) and 15% of the grant value to Company financial performance. The Compensation Committee selected the hurdled stock performance measures to strengthen the alignment of interests between the named executive officers and our stockholders.

Company financial performance is measured through EPS and FCF. The Compensation Committee selected these metrics because it believes they support the Company’s long-term creation of stockholder value. EPS is one of the primary measures used by FOX’s investors and analysts to assess FOX’s and our management’s performance, and FCF gives a clear view of the Company’s ability to generate cash that can be used for investments in the business, returns to stockholders and other actions that enhance stockholder value. The Company adjusts EPS and FCF to ensure that the measurement of performance reflects factors that management can directly control and is not artificially inflated or diminished by factors unrelated to the ongoing operation of the business. This is intended to ensure that our named executive officers neither benefit from nor are penalized for unexpected or uncontrollable events or strategic decisions that are in the long-term interest of stockholders, but may have a negative or neutral effect on our named executive officers’ compensation and thus might drive decision-making that is not aligned with our stockholders’ interests.

For the fiscal 2022-2024 performance period, in August 2021 each of our named executive officers received long-term equity-based incentive awards in the following aggregate target amount:

Named Executive Officer	Fiscal 2022-2024 Target Long-Term Incentive Award Opportunity

K. Rupert Murdoch	140% of Base Salary

Lachlan K. Murdoch	367% of Base Salary

John P. Nallen	250% of Base Salary

Viet D. Dinh	167% of Base Salary

Steven Tomsic	133% of Base Salary[3]

The grant date for long-term equity-based incentive awards is the date on which the Compensation Committee approves awards under the 2019 Shareholder Alignment Plan, with the exercise price of stock options set as the volume-weighted average price of the Class A Common Stock on Nasdaq on the date of grant and the number of RSUs and PSUs underlying each award determined based on the 20-day trailing average of the closing price of the Class A Common Stock as of the last day of the fiscal year.

[3]

On November 9, 2021, in connection with an extension of the term of his employment agreement with the Company, the Compensation Committee approved an increase in the target long-term equity-based incentive award opportunity for Mr. Tomsic to 171% beginning July 1, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

Vesting of Performance-Based Long-Term Equity-Based Incentive Awards for Fiscal 2020-2022 Performance Period

As previously disclosed in our proxy statement filed in connection with our 2019 Annual Meeting of Stockholders, in August 2019, the Compensation Committee granted long-term equity-based incentive awards that include PSUs (the “fiscal 2020 PSUs”) for the three-year performance period ended June 30, 2022 (the “fiscal 2020-2022” performance period). The fiscal 2020 PSUs vested based on the extent to which average annual adjusted EPS4 growth (40%), average annual adjusted FCF5 growth (40%), and the Company’s Relative TSR (20%) (collectively referred to as the “performance metrics”) were achieved over the fiscal 2020-2022 performance period.

In August 2019, the Compensation Committee established the following performance levels and weightings for the fiscal 2020 PSUs’ performance metrics:

	Fiscal 2020 – 2022 PSU Performance Metrics

Performance Levels	Adjusted EPS Growth (40% Weighting)	Adjusted FCF Growth (40% Weighting)	TSR (20% Weighting)	Payout as a % of Target Opportunity

Maximum	16%	10%	≥75th Percentile	200%

Target	8%	5%	50% Percentile	100%

Threshold	0%	0%	<25th Percentile(a)	0%

(a)	TSR has a 50% payout at the 25th Percentile.

In August 2022, the Compensation Committee evaluated the average annual adjusted EPS growth, the average annual adjusted FCF growth and the Company’s three-year Relative TSR and approved the weighted payout of the three performance metrics (the “Final Performance Factor”) as set forth below.

Performance Metrics	Target Performance	Actual Performance	Weighted Contribution

Adjusted EPS Growth	8%	8.9%	45%

Adjusted FCF Growth	5%	(1.8)%	0%

Relative TSR	50th Percentile	16th Percentile	0%

Final Performance Factor			45%

The weighted contribution disclosed in the table above reflects the percentage of the aggregate fiscal 2020 PSU performance achievement, factoring in the extent to which the applicable performance metric was achieved and the weighting placed on the applicable performance metric by the Compensation Committee. Based on the Company’s performance, the Compensation Committee determined a Final Performance Factor of 45% of target. As a result, the fiscal 2020 PSUs vested at 45% of the sum of the target number of shares of Class A Common Stock originally granted under such award plus the amount of dividend equivalents accrued on the award during the performance period. The ultimate performance payout for the fiscal 2020 PSUs reflects the initial rigor associated with the performance goals established by the Compensation Committee, as well as its commitment to maintain these original performance goals through the significant uncertainty and economic headwinds

[4]

“Adjusted EPS” is calculated by dividing adjusted net income by the number of shares of stock (or stock equivalents) of the combined classes of the Company’s common stock used in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2022 included in its Annual Report on Form 10-K (the “Financial Statements”) for the applicable fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits. Adjusted net income is determined by excluding net income effects of impairment and restructuring charges; adjustments to equity (losses) earnings of affiliates; other, net; and tax provision adjustments. The determination of Adjusted EPS may reflect such other adjustments that the Compensation Committee deems appropriate so that the measurement of performance against the performance metric is not distorted. The Compensation Committee did not make any such additional adjustments to Adjusted EPS in determining Adjusted EPS growth for the fiscal 2020-2022 performance period.

[5]

“FCF” is calculated as net cash provided by operating activities as reported in the Financial Statements, less capital expenditures. Comparable adjustments made to net income as reported in the Financial Statements in connection with the determination of adjusted net income will be made to FCF to the extent such adjustments impact FCF. The determination of Adjusted FCF may reflect such other adjustments to FCF that the Compensation Committee deems appropriate so that the measurement of performance against the performance metric is not distorted. The Compensation Committee did not make any such additional adjustments to FCF in determining Adjusted FCF growth for the fiscal 2020-2022 performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

associated with the COVID-19 pandemic. Our named executive officers received shares of Class A Common Stock in respect of the fiscal 2020 PSUs determined by multiplying the target number of fiscal 2020 PSUs awarded (including accrued dividend equivalents) by the Final Performance Factor as follows:

Named Executive Officers	Fiscal 2020 Target PSU Award Opportunity (# Shares)	Final Performance Factor	Fiscal 2020 Final PSU Award Shares Earned (# Shares)(a)

K. Rupert Murdoch	99,375	45%	46,716

Lachlan K. Murdoch	156,161	45%	73,412

John P. Nallen	70,982	45%	33,367

Viet D. Dinh	70,982	45%	33,367

Steven Tomsic	28,392	45%	13,436

(a)

The amount of shares earned with respect to the 2020 PSU Awards includes additional shares of Class A Common Stock that reflect dividend equivalents accrued and settled at the time the underlying PSUs vested.

Retirement Benefits

In conjunction with 21CF’s spin-off of FOX and the establishment of FOX as a standalone public company in March 2019 (the “Transaction”), the Company adopted and maintains certain legacy 21CF retirement benefits in which certain of our named executive officers participate. The Compensation Committee believes maintaining these legacy 21CF retirement benefits continues to serve as an important retention tool for long-tenure executives. For additional information on these arrangements, please see the “Pension Benefits as of June 30, 2022” table and the “Potential Payments Upon Termination” table, together with the accompanying footnotes, and the section titled “Description of Pension Benefits” in “Executive Compensation” below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee determined are reasonable and consistent with the overall compensation philosophy. Perquisites constitute a very small percentage of each named executive officer’s total compensation package. The perquisites received by each named executive officer in fiscal 2022, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Some perquisites are generally intended to serve a specific business need for the benefit of the Company, including the safety and security of our named executive officers. Our named executive officers must adhere to a security plan developed with the assistance of a third-party consultant and assessed annually by our Compensation Committee based on the high visibility of our Company, the executives’ positions and work locations, and a review of the judgments and recommendations of internal and external security experts. The Compensation Committee, with guidance from our third-party security consultant, has determined that these security-related costs are necessary to reduce the risk to the Company associated with our named executive officers’ positions and affiliation with our business. In particular, a core aspect of our business involves broadcasting extensive news coverage of elections, sociopolitical events and public controversies and related opinion programming, which sometimes produces strong reactions from viewers and critics. In addition, the FOX brand may be subject to significant publicity related to the Company or its operations, content and individuals associated with its content, management, employees, business partners and culture, among others. Due to their tenure and prominence in our industry, certain of our named executive officers – particularly our Chair and our Executive Chair and Chief Executive Officer – are synonymous with the FOX brand and face enhanced personal risk from being viewed as extensions of the FOX brand. In light of the risk inherent in their roles and the potential adverse impact this risk could have on the Company, the Compensation Committee approved the security plan and associated costs and considers our named executive officers’ adherence to this plan within the best interests of the Company.

Framework for Fiscal 2023 Long-Term Equity-Based Incentive Awards

In order to maintain our pay for performance principles, the Compensation Committee granted equity-based awards for fiscal 2023 in a form substantially consistent with those granted for fiscal 2022, as follows:

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as PSOs with a three-year performance period. PSOs granted to our named executive officers will vest at the end of the three-year performance period and have a term of seven years thereafter. PSOs granted to our named executive officers vest only if, at any point during the three-year performance period, the closing price of the Class A Common Stock exceeds the exercise price of the PSO by at least 15% for at least 30 consecutive calendar days.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Twenty-five percent (25%) of a named executive officer’s target long-term incentive award was granted as PSUs with a three-year performance period. PSUs granted to our named executive officers will vest after three years based on achievement of targets for the following performance metrics:

(a)	Average annual adjusted EPS growth, weighted 15%;

(b)	Average annual adjusted FCF growth, weighted 15%; and

(c)	The Company’s Relative TSR, weighted 70%.

•	Fifty percent (50%) of a named executive officer’s target long-term incentive award was awarded in time-vested RSUs that will vest in equal annual installments over a three-year period.

Collectively, the Compensation Committee allocated 85% of the grant value of the performance-based portion of each named executive officer’s fiscal 2023 target long-term incentive award to a hurdled stock performance metric and 15% of the grant value to Company financial projections. Consistent with prior PSUs granted to our named executive officers, the PSU and PSO performance metrics for the fiscal 2023 program are designed to align to stockholder value creation while maintaining 50% of the award as performance-based compensation. The Compensation Committee believes maintaining 50% of FOX’s long-term equity-based incentive awards as performance-based compensation for fiscal 2023 appropriately aligns our named executive officers’ interests with those of FOX’s shareholders. For comparison, only two-thirds of the members of the Peer Group grant performance-based equity as part of their regular annual long-term equity-based incentive programs; when granted, the long-term incentive award mix among members of the Peer Group is allocated approximately 50% to performance-based awards.

Employment Arrangements, Severance and Change in Control Arrangements

The Compensation Committee believes that employment agreements, which are broadly used in the media industry, are important tools to attract and retain executive talent. On April 26, 2019, the Company entered into employment agreements with each of Messrs. L.K. Murdoch, Nallen, Dinh and Tomsic. On November 9, 2021, the Compensation Committee approved the extension of the terms of the agreements through June 30, 2026 for Messrs. L.K. Murdoch and Tomsic and through June 30, 2025 for Messrs. Nallen and Dinh.

The employment agreements generally provide for base salary, target Annual Incentive Compensation and target grants of long-term incentive awards for each year of the term of the respective agreement. The employment agreements also provide for severance protection in the event of a termination of the executive’s employment during the term and bind the executives to restrictive covenants in favor of the Company. None of the named executive officers’ employment agreements or other arrangements contains provisions that guarantee a payment upon a change in control of the Company. The employment agreements and severance arrangements contained therein are further described below in the sections titled “Employment Arrangements” and “Potential Payments Upon Termination.”

Engagement with Stockholders and Compensation Committee’s Annual Review of its Compensation Practices

At the 2021 Annual Meeting of Stockholders, the Company’s stockholders voted to approve, on an advisory basis, the compensation of our named executive officers as described in the Company’s 2021 proxy statement. The Company’s 2021 executive compensation program received the support of 95% of the votes cast. Our Board and our Compensation Committee carefully considered the results of the 2021 say-on-pay vote and senior management engaged with every stockholder who accepted an invitation to speak with us.

During fiscal 2022, senior management actively and regularly engaged with our stockholders to offer them an opportunity to provide feedback regarding the Company’s performance. As part of this engagement, over 20 meetings were conducted with our largest stockholders who collectively held approximately 38% of the unaffiliated Class B Common Stock. Members of the Board, as well as members of senior management, participated in certain of these conversations. Senior management also participated in a number of meetings with individual and group investors at investor and industry conferences, including question-and-answer sessions. They also engaged with proxy advisors covering our Company, and our investor relations group separately responded to retail investor email and telephone inquiries, which also provided access to our representatives and a forum for providing feedback. Finally, senior management also engages with proponents of stockholder proposals as part of the Company’s annual proxy process.

This continued effort allowed senior management and Board members to exchange perspectives and receive input from stockholders on a number of topics. The majority of investors commented positively on the opportunity to furnish input on the issues important to them and shared their appreciation for the work of our named executive officers and, in certain instances, our compensation program and its alignment with stockholders’ interests.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee considered feedback from stockholders obtained in these meetings as part of its evaluation of the effectiveness of the Company’s compensation program, including the compensation program for our named executive officers, and whether the compensation program reflects the interests of various stakeholders, including stockholders and employees. The Compensation Committee also shared the feedback from these meetings with the Board.

The Compensation Committee will continue to consider feedback from and engage with stockholders and monitor trends and developments to ensure that the Company’s executive compensation programs remain competitively positioned for executive talent and aligned with the interests of various stakeholders, including stockholders and employees.

Recoupment of Previously Paid Named Executive Officer Performance-Based Compensation

The Board has adopted policies requiring the recoupment of performance-based compensation paid to the named executive officers in the event of certain financial restatements or of other bonus compensation in certain other instances. Specifically, if an executive is engaged in acts or omissions that are determined, by final judicial decision or order from which there is no further right to appeal, to involve intentional misconduct or a knowing violation of law or if an executive is engaged in harassment, discrimination or retaliation, including, but not limited to, the failure to respond to allegations or complaints of such behavior, the Compensation Committee has sole discretion to require reimbursement of all or any portion of performance-based compensation or discretionary bonus paid to the executive.

Prohibition on Hedging and Pledging of FOX Stock

The Company prohibits all Directors and employees, including our named executive officers (and their family members and controlled entities that are subject to its Insider Trading and Confidentiality Policy), from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors and employees, including our named executive officers, from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that hedge or offset, or are designed to hedge or offset, any decrease in the market value of FOX’s securities) or hedging or pledging equity compensation.

Executive Stock Ownership Guidelines

The Compensation Committee believes that the named executive officers of the Company should have an appropriate equity ownership in the Company to more closely align their economic interests with those of other Company stockholders. The Board has adopted stock ownership guidelines that require the named executive officers to own equity securities of the Company equal in value to at least a defined multiple of the executive’s base salary as follows:

Named Executive Officer	Ownership Guideline

K. Rupert Murdoch	6 times base salary

Lachlan K. Murdoch	6 times base salary

John P. Nallen	2 times base salary

Viet D. Dinh	2 times base salary

Steven Tomsic	2 times base salary

As of the end of fiscal 2022, each of our named executive officers has achieved the appropriate ownership level in accordance with the ownership guidelines. All fully owned shares held by the executive or direct family members, vested shares held in retirement and deferred compensation accounts, shares held by the executive or direct family members in trust, and all unvested restricted shares or time-based RSUs count for purposes of assessing an executive’s ownership level. No portion of unexercised options (such as the current “in the money” value) nor any portion of unearned performance awards count for purposes of assessing an executive’s ownership level under the ownership guidelines.

Role of Compensation Consultant

The Compensation Committee has retained FW Cook to advise the Compensation Committee on its named executive officer and non-executive Director compensation practices and framework. For information on the Compensation Committee’s consideration of FW Cook’s independence, please see the section titled “Committees and Meetings of the Board of Directors – Compensation Committee.”

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally prohibits executive compensation in excess of $1 million per year to be deducted by the Company as a compensation expense. The Compensation Committee has approved, and may continue to approve, compensation exceeding the $1 million limitation, including with respect to a portion of base salary, Annual Incentive Compensation and long-term incentives, in order to provide appropriate compensation. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in nondeductible compensation expenses for tax purposes.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2022 and this proxy statement.

THE COMPENSATION COMMITTEE:

Jacques Nasser (Chair)

Chase Carey

Anne Dias

Paul D. Ryan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2022, the Compensation Committee consisted of the following non-executive Directors: Jacques Nasser (Chair), Chase Carey, Anne Dias and Paul D. Ryan, all of whom the Board has determined are independent in accordance with Nasdaq listing rules. There are no interlocking relationships as defined in the applicable SEC rules.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

The Compensation Committee has been delegated the authority to oversee the risk assessment of the Company’s compensation policies and practices. At the direction of the Compensation Committee, members of senior management conducted the risk assessment. Such members gathered and reviewed information regarding pay practices and risk-mitigation factors within the Company’s principal business units and its corporate division. Following an analysis of the data with the Compensation Committee, the Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. In addition, the Company’s compensation programs include sufficient risk mitigation features, such as Compensation Committee and senior management discretion and oversight, a balance of annual and long-term incentives for senior executives, the use of multiple performance metrics which are generally set at the beginning of the performance period, award opportunities that are fixed or capped, and recoupment provisions for named executive officers’ performance-based and other bonus compensation in the event of certain financial restatements or certain other instances. Specifically, if an executive is engaged in acts or omissions that are determined, by final judicial decision or order from which there is no further right to appeal, to involve intentional misconduct or a knowing violation of law or if an executive is engaged in harassment, discrimination or retaliation, including, but not limited to, the failure to respond to allegations or complaints of such behavior, then the Compensation Committee has sole discretion to require reimbursement of all or any portion of performance-based compensation paid to such executive. The Compensation Committee annually oversees an assessment of risk related to compensation policies and practices.

44	2022 Proxy Statement

EXECUTIVE COMPENSATION

The following section, and the tables that appear herein, sets forth information with respect to total compensation for the fiscal year ended June 30, 2022, and, with respect to the Summary Compensation Table below, the fiscal years ended June 30, 2021 and June 30, 2020, respectively, for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (collectively, the “named executive officers”) who served in such capacity on June  30, 2022.

Summary Compensation Table for the Fiscal Year Ended June 30, 2022

The following table, and the accompanying footnotes, set forth information with respect to total compensation for the fiscal years ended June 30, 2022, June 30, 2021 and June 30, 2020, respectively, for our named executive officers who served in such capacity on June 30, 2022.

Name and Principal Position	Fiscal Year	Salary		Stock Awards(b)	Option Awards(c)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(d)	All Other Compensation(e)	Total

K. Rupert Murdoch Chair	2022	$5,000,000		$5,225,715	$1,750,000	$ 6,270,000	$ —	$ 191,059	$18,436,774
	2021	$3,750,000	(a)	$5,064,327	$1,750,000	$10,500,000	$ 9,918,000	$ 137,971	$31,120,298
	2020	$4,211,538	(a)	$5,656,904	$1,750,000	$ 8,475,000	$13,727,000	$ 162,684	$33,983,126

Lachlan K. Murdoch Executive Chair and Chief Executive Officer	2022	$3,000,000		$8,211,824	$2,750,000	$ 6,270,000	$ —	$1,516,857	$21,748,681
	2021	$2,250,000	(a)	$7,958,246	$2,750,000	$10,500,000	$ 2,923,000	$1,294,153	$27,675,399
	2020	$2,526,923	(a)	$8,889,447	$2,750,000	$ 8,475,000	$ 5,716,000	$ 797,090	$29,154,460

John P. Nallen Chief Operating Officer	2022	$2,000,000		$3,732,621	$1,250,000	$ 3,135,000	$ —	$ 105,073	$10,222,694
	2021	$1,500,000	(a)	$3,617,370	$1,250,000	$ 5,250,000	$ 787,000	$ 46,544	$12,450,914
	2020	$1,684,615	(a)	$4,040,651	$1,250,000	$ 4,237,500	$ 1,751,000	$ 84,570	$13,048,336

Viet D. Dinh Chief Legal and Policy Officer	2022	$3,000,000		$3,732,621	$1,250,000	$ 3,135,000	$ —	$ 71,848	$11,189,469
	2021	$2,250,000	(a)	$3,617,370	$1,250,000	$ 5,250,000	$ —	$ 45,248	$12,412,618
	2020	$2,526,923	(a)	$4,040,651	$1,250,000	$ 4,237,500	$ —	$ 39,386	$12,094,460

Steven Tomsic Chief Financial Officer	2022	$1,500,000		$1,493,016	$ 500,000	$ 2,612,500	$ —	$ 31,256	$6,136,772
	2021	$1,125,000	(a)	$1,446,931	$ 500,000	$ 4,375,000	$ —	$ 24,894	$7,471,825
	2020	$1,263,462	(a)	$1,616,215	$ 500,000	$ 3,531,250	$ —	$ 23,951	$6,934,878

(a)

The amount reflects base salary earned in fiscal 2020 and fiscal 2021, as applicable, taking into consideration our named executive officers’ decision to voluntarily forgo 100% of their base salaries from May 1, 2020 until September 30, 2020 in response to the COVID-19 pandemic.

(b)

This amount represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, assuming target performance for all PSUs. Assuming the maximum level of performance, the grant date fair value for the fiscal 2022 PSUs would be $3,914,271 for Mr. K.R. Murdoch; $6,150,961 for Mr. L.K. Murdoch; $2,795,884 for Mr. Nallen, $2,795,884 for Mr. Dinh and $1,118,303 for Mr. Tomsic. The actual value, if any, that the named executive officers will realize for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance targets.

(c)

The amounts set forth in the Option Awards column represent the aggregate grant date fair value of option awards granted during the applicable fiscal year estimated on the date of grant using the Black-Scholes option-pricing model. For stock options granted in fiscal 2022, the option awards will vest only if, at any point during the fiscal 2022-2024 performance period, the closing price of the Class A Common Stock exceeds the exercise price of the option awards by at least 15% for at least 30 consecutive calendar days. For additional information about the assumptions used in these calculations, please see Note 12 “Equity-Based Compensation” to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 12, 2022.

(d)

The values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical, as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s June 30, 2022 audited consolidated financial statements. The change in actuarial present value for each named executive officer’s accumulated pension benefits under the applicable Company pension plans from year to year as reported in the Summary Compensation Table is subject to interest rate volatility and may not represent, nor does it affect, the value that a named executive officer will actually accrue under the Company’s pension plans during any given fiscal year. The amount shown in this column for Messrs. K.R. Murdoch, L.K. Murdoch and Mr. Nallen for fiscal 2022 would result in a reduction in pension value based on the applicable calculation formulas. In accordance with SEC requirements, because the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit pension plan was a negative number for fiscal 2022, the amount shown in this column for Messrs. K.R. Murdoch, L.K. Murdoch and Mr. Nallen is zero.

2022 Proxy Statement	45

EXECUTIVE COMPENSATION

(e)	All Other Compensation paid in fiscal 2022 is calculated based on the incremental cost to the Company and is comprised of the following:

Perquisites	K. Rupert Murdoch	Lachlan K. Murdoch	John P. Nallen	Viet D. Dinh	Steven Tomsic
Personal Use of Corporate Aircraft	$107,915	$145,599	$47,192	$54,266	$13,674
Personal Use of Corporate Car/Car Allowance	$22,740	$14,400	$23,100	$—	$—
Company Contributions to 401(k) Plan	$12,200	$12,200	$12,200	$12,200	$12,200
Life Insurance Premiums(1)	$48,204	$5,382	$22,581	$5,382	$5,382
Residential Security	$—	$1,339,276	$—	$—	$—
Total	$191,059	$1,516,857	$105,073	$71,848	$31,256

(1)	Represents imputed income to the named executive officers under the Company’s executive life insurance program.

Grants of Plan-Based Awards During the Fiscal Year Ended June 30, 2022

The following table sets forth information with respect to grants of plan-based awards to the named executive officers during fiscal 2022.

Name	Grant Date		Estimated future payouts under non-equity incentive plan awards ($)			Estimated future payouts under equity incentive plan awards (#)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)(c)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
K. Rupert Murdoch			$2,250,000	$6,000,000	$12,000,000
	8/3/2021					16,329	46,654	93,308				$1,957,135
	8/3/2021	(a)							93,308			$3,268,579
	8/3/2021	(b)								175,000	$34.83	$1,750,000
Lachlan K. Murdoch			$2,250,000	$6,000,000	$12,000,000
	8/3/2021					25,660	73,313	146,626				$3,075,480
	8/3/2021	(a)							146,627			$5,136,344
	8/3/2021	(b)								275,000	$34.83	$2,750,000
John P. Nallen			$1,125,000	$3,000,000	$6,000,000
	8/3/2021					11,663	33,324	66,648				$1,397,942
	8/3/2021	(a)							66,648			$2,334,679
	8/3/2021	(b)								125,000	$34.83	$1,250,000
Viet D. Dinh			$1,125,000	$3,000,000	$6,000,000
	8/3/2021					11,663	33,324	66,648				$1,397,942
	8/3/2021	(a)							66,648			$2,334,679
	8/3/2021	(b)								125,000	$34.83	$1,250,000
Steven Tomsic			$937,500	$2,500,000	$5,000,000
	8/3/2021					4,665	13,329	26,658				$559,152
	8/3/2021	(a)							26,659			$933,865
	8/3/2021	(b)								50,000	$34.83	$500,000

(a)

Reflects the right to receive shares of Class A Common Stock that vest in equal installments on August 15 of each of 2022, 2023 and 2024, subject to continued employment through the applicable vesting date (unless otherwise accelerated upon certain qualifying terminations of employment).

(b)

Reflects stock options that become exercisable on August 3, 2024, based on the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant to August 3, 2024. The Performance Hurdle has been met.

(c)	The exercise price of the stock options is the volume-weighted average price of the Class A Common Stock on the date of grant.

46	2022 Proxy Statement

EXECUTIVE COMPENSATION

Employment Arrangements

For fiscal 2022, all of the named executive officers, except Mr. K.R. Murdoch, had employment agreements that set forth the terms and conditions of their employment with the Company.

K. Rupert Murdoch

The Board approved Mr. K.R. Murdoch’s compensation arrangement on March 19, 2019. Pursuant to the terms of his compensation arrangement, Mr. K.R. Murdoch receives a base salary of $5.0 million and is eligible to receive an Annual Incentive Compensation award with a target of $6.0 million and a maximum payout of $12.0 million. Mr. K.R. Murdoch is eligible to receive annual awards under the 2019 SAP (the “Annual SAP Awards”) with an annual target award equal to $7.0 million. The criteria for the achievement of the bonus amounts are established by the Compensation Committee.

Mr. K.R. Murdoch is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. Additionally, Mr. K.R. Murdoch is entitled to legacy retirement benefits that were assumed by FOX in conjunction with the Transaction, which increase Mr. K.R. Murdoch’s retirement benefits above the amounts available under the Company’s broad based, tax qualified plan and provide enhanced retirement health and life insurance benefits to Mr. K.R. Murdoch and his spouse.

Lachlan K. Murdoch

The Company and Mr. L.K. Murdoch entered into an employment agreement on April 26, 2019 (with effect as of March 19, 2019) and on November 9, 2021 extended the term of the employment agreement to June 30, 2026.

Pursuant to the terms of his employment agreement, Mr. L.K. Murdoch receives a base salary of $3.0 million and is eligible to receive an Annual Incentive Compensation award with a target of $6.0 million and a maximum payout of $12.0 million. Mr. L.K. Murdoch is eligible to receive Annual SAP Awards with an annual target award equal to $11.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

Mr. L.K. Murdoch is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. Additionally, Mr. L.K. Murdoch is entitled to legacy retirement benefits that were assumed by FOX in conjunction with the Transaction, which increase Mr. L.K. Murdoch’s retirement benefits above the amounts available under the Company’s broad based, tax qualified plan and provide enhanced retirement health and life insurance benefits to Mr. L.K. Murdoch and his spouse.

Mr. L.K. Murdoch is also entitled to certain payments and benefits upon his separation from the Company. For a discussion of these provisions, please see the section titled “Potential Payments Upon Termination.”

John P. Nallen

The Company and Mr. Nallen entered into an employment agreement on April 26, 2019 (with effect as of March 19, 2019) and on November 9, 2021 extended the term of the employment agreement to June 30, 2025. Under the terms of the employment agreement, Mr. Nallen serves as Chief Operating Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Nallen receives a base salary of $2.0 million per year and is eligible to receive an Annual Incentive Compensation award with a target of $3.0 million and a maximum payout of $6.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

In addition, the agreement provides that Mr. Nallen is eligible to receive Annual SAP Awards with an annual target award equal to $5.0 million. Mr. Nallen is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. Additionally, Mr. Nallen is entitled to legacy enhanced retirement benefits that were assumed by FOX. The legacy enhanced retirement benefits for Mr. Nallen are substantially similar to the legacy retirement benefits for Mr. L.K. Murdoch.

The employment agreement also provides for certain payments and benefits to Mr. Nallen upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

Viet D. Dinh

The Company and Mr. Dinh entered into an employment agreement on April 26, 2019 (with effect as of March 19, 2019) and on November 9, 2021 extended the term of the employment agreement to June 30, 2025. Under the terms of the employment agreement, Mr. Dinh serves as Chief Legal and Policy Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Dinh receives a base salary of $3.0 million per year and is eligible to receive an Annual Incentive Compensation award with a target of $3.0 million and a maximum payout of $6.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

2022 Proxy Statement	47

EXECUTIVE COMPENSATION

In addition, the agreement provides that Mr. Dinh is eligible to receive Annual SAP Awards with an annual target award equal to $5.0 million. Mr. Dinh is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. The employment agreement also provides for certain payments and benefits to Mr. Dinh upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

Steven Tomsic

The Company and Mr. Tomsic entered into an employment agreement on April 26, 2019 (with effect as of March 19, 2019) and on November 9, 2021 extended the term of the employment agreement to June 30, 2026. In addition, on November 9, 2021, the Compensation Committee also approved an increase, beginning July 1, 2022, in the annual base salary and target annual equity award for Mr. Tomsic. Under the terms of the employment agreement, Mr. Tomsic serves as Chief Financial Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Tomsic receives a base salary of $1.5 million per year ($1.75 million beginning July 1, 2022) and is eligible to receive an Annual Incentive Compensation award with a target of $2.5 million and a maximum payout of $5.0 million. The criteria for the achievement of the bonus amount are established by the Compensation Committee.

In addition, the agreement provides that Mr. Tomsic is eligible to receive Annual SAP Awards with an annual target award equal to $2.0 million ($3.0 million beginning July 1, 2022). Mr. Tomsic is entitled to participate in any employee benefit plans of the Company available to other comparative executives of the Company. The employment agreement also provides for certain payments and benefits to Mr. Tomsic upon his separation from the Company. For a discussion of these provisions of the employment agreement, please see the section titled “Potential Payments Upon Termination.”

48	2022 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at June 30, 2022

The following table sets forth information with respect to each of the named executive officer’s outstanding share-based awards at June 30, 2022.

Name	Option Awards				Stock Awards
	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(d)	Market Value of Shares of Stock That Have Not Vested ($)(e)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(f)	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)(e)
K. Rupert Murdoch	288,350	—	$40.26	3/19/2026	241,737	$ 7,774,262	109,681	$3,527,341
	159,380	79,691(a)	$36.00	8/5/2026	—	—	—	—
	—	255,474(b)	$26.12	8/3/2030	—	—	—	—
	—	175,000(c)	$34.83	8/3/2031	—	—	—	—
Lachlan K. Murdoch	576,701	—	$40.26	3/19/2026	379,870	$12,216,619	172,356	$5,542,969
	250,455	125,228(a)	$36.00	8/5/2026	—	—	—	—
	—	401,459(b)	$26.12	8/3/2030	—	—	—	—
	—	275,000(c)	$34.83	8/3/2031	—	—	—	—
John P. Nallen	288,350	—	$40.26	3/19/2026	172,666	$ 5,552,939	78,342	$2,519,479
	113,843	56,922(a)	$36.00	8/5/2026	—	—	—	—
	—	182,481(b)	$26.12	8/3/2030	—	—	—	—
	—	125,000(c)	$34.83	8/3/2031	—	—	—	—
Viet D. Dinh	187,427	—	$40.26	3/19/2026	172,666	$ 5,552,939	78,342	$2,519,479
	113,843	56,922(a)	$36.00	8/5/2026	—	—	—	—
	—	182,481(b)	$26.12	8/3/2030	—	—	—	—
	—	125,000(c)	$34.83	8/3/2031	—	—	—	—
Steven Tomsic	115,340	—	$40.26	3/19/2026	69,061	$ 2,221,002	31,336	$1,007,766
	45,537	22,769(a)	$36.00	8/5/2026	—	—	—	—
	—	72,992(b)	$26.12	8/3/2030	—	—	—	—
	—	50,000(c)	$34.83	8/3/2031	—	—	—	—

(a)

Represents stock options granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2020, 2021 and 2022, subject to continued employment through the applicable vesting date (unless otherwise accelerated upon certain qualifying terminations of employment).

(b)

Represents stock options granted pursuant to the 2019 SAP that may become exercisable on August 3, 2023, based on (i) the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant, August 3, 2020, to August 3, 2023 (which was achieved), and (ii) the applicable named executive officer’s continued employment through August 3, 2023.

(c)

Represents stock options granted pursuant to the 2019 SAP that may become exercisable on August 3, 2024, based on (i) the attainment of a 15% increase in the price of Class A Common Stock over the exercise price for at least 30 consecutive calendar days during the period from the date of grant, August 3, 2021, to August 3, 2024 (which was achieved), and (ii) the applicable named executive officer’s continued employment through August 3, 2024.

2022 Proxy Statement	49

EXECUTIVE COMPENSATION

(d)

This amount, further detailed in the table below, includes the following: (i) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2021 and 2022 (“FOX 20 RSU”); (ii) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2021, 2022 and 2023 (“FOX 21 RSU”); (iii) FOX RSU Awards granted pursuant to the 2019 SAP that vest in equal installments on August 15 of each of 2022, 2023 and 2024 (“FOX 22 RSU”) and (iv) FOX PSU Awards earned for the fiscal 2020-2022 performance period that ended on June 30, 2022 based on Company achievement of the Final Performance Factor, which vested on August 15, 2022 (“FOX 20 PSU”) – for further information, please see the discussion under the heading “Vesting of Performance-Based Long-Term Equity-Based Incentive Awards for Fiscal 2020-2022 Performance Period” in Compensation Discussion and Analysis. In addition, the table below includes the additional units representing shares of Class A Common Stock that reflect dividend equivalents accrued with respect to all FOX 20 RSUs, FOX 21 RSUs, FOX 22 RSUs and FOX 20 PSUs. Dividend equivalents will settle when, and only to the extent that, the underlying RSUs and PSUs vest.

Name	Stock Awards
	Award Type	Date of Grant	Number of Shares of Stock That Have Not Vested (#)
K. Rupert Murdoch	FOX 20 RSU	8/5/2019	17,301
	FOX 21 RSU	8/3/2020	83,295
	FOX 22 RSU	8/3/2021	94,425
	FOX 20 PSU	8/5/2019	46,716
Lachlan K. Murdoch	FOX 20 RSU	8/5/2019	27,188
	FOX 21 RSU	8/3/2020	130,888
	FOX 22 RSU	8/3/2021	148,382
	FOX 20 PSU	8/5/2019	73,412
John P. Nallen	FOX 20 RSU	8/5/2019	12,358
	FOX 21 RSU	8/3/2020	59,496
	FOX 22 RSU	8/3/2021	67,445
	FOX 20 PSU	8/5/2019	33,367
Viet D. Dinh	FOX 20 RSU	8/5/2019	12,358
	FOX 21 RSU	8/3/2020	59,496
	FOX 22 RSU	8/3/2021	67,445
	FOX 20 PSU	8/5/2019	33,367
Steven Tomsic	FOX 20 RSU	8/5/2019	4,941
	FOX 21 RSU	8/3/2020	23,797
	FOX 22 RSU	8/3/2021	26,977
	FOX 20 PSU	8/5/2019	13,346

(e)	Calculated using the closing price of the Company’s Class A Common Stock as reported on Nasdaq on June 30, 2022 of $32.16.

(f)

Represents (i) FOX PSU Awards granted on August 3, 2020 for the fiscal 2021-2023 performance period that will vest on August 15, 2023 (“FOX 21 PSU”) and (ii) FOX PSU Awards granted on August 3, 2021 for the fiscal 2022-2024 performance period that will vest on August 15, 2024 (“FOX 22 PSU”). In addition, the number of FOX 21 PSUs and FOX 22 PSUs presented includes the additional units representing shares of Class A Common Stock that reflect dividend equivalents accrued with respect to all FOX 21 PSUs and FOX 22 PSUs. Dividend equivalents will settle when, and only to the extent that, the underlying PSUs vest.

50	2022 Proxy Statement

EXECUTIVE COMPENSATION

Stock Vested During the Fiscal Year Ended June 30, 2022

The following table sets forth information with respect to the vesting of equity awards for each of the named executive officers during fiscal 2022.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
K. Rupert Murdoch	58,247	$2,155,139
Lachlan K. Murdoch	91,538	$3,386,906
John P. Nallen	41,604	$1,539,348
Viet D. Dinh	41,604	$1,539,348
Steven Tomsic	16,642	$ 615,754

Pension Benefits as of June 30, 2022

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Name(a)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
K. Rupert Murdoch(b)	Qualified Pension Plan(d)	70	$1,192,000	$251,000
	Individual Supplemental Executive Retirement Plan	70	$141,258,000	—
	Total		$142,450,000	$251,000
Lachlan K. Murdoch(c)	Qualified Pension Plan(d)	9	$121,000	—
	Supplemental Executive Retirement Plan	9	$72,000	—
	Individual Supplemental Executive Retirement Plan	16	$17,050,000	—
	Total		$17,243,000	—
John P. Nallen	Qualified Pension Plan(d)	28	$1,453,000	—
	Supplemental Executive Retirement Plan	28	$618,000	—
	Individual Supplemental Executive Retirement Plan	38	$20,432,000	—
	Total		$22,503,000	—

(a)	Messrs. Dinh and Tomsic are not entitled to participate in the Company’s pension plans because they were closed to new employees at the time they joined the Company.

(b)

Mr. K.R. Murdoch’s pension benefits are primarily from the ISERA (as defined below). The value of his benefit reflects his 70 years of service with the Company, and since the timing of benefits from this plan are subject to Internal Revenue Code Section 409A, Mr. K.R. Murdoch cannot commence his benefits until he retires. While his benefits are subject to the delay, the Company actuarially increases the amount of his benefits to maintain the value of benefits he has already earned.

(c)

If Mr. L.K. Murdoch’s employment is terminated by the Company without cause or by Mr. L.K. Murdoch with good reason, Mr. L.K. Murdoch is entitled to additional age and service credits when calculating his pension benefits. Please see the section titled “Description of Pension Benefits.” The value of this benefit for Mr. L.K. Murdoch as of June 30, 2022 is $3.0 million.

(d)	Qualified pension plan includes benefits earned under two legacy pension plans assumed by FOX in connection with the Transaction.

Description of Pension Benefits

FOX maintains a legacy qualified pension plan originally established by 21CF and assumed by FOX in connection with the Transaction (the “Qualified Pension Plan”). The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan maintained for employees hired before January 1, 2008, including Messrs. K.R. Murdoch, L.K. Murdoch, and Nallen. Under the Qualified Pension Plan, participants are generally entitled to receive unreduced benefits upon retirement at age 65 or later, paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age for service

2022 Proxy Statement	51

EXECUTIVE COMPENSATION

after June 30, 1989 is generally equal to 1% of monthly compensation times years of service after June 30, 1989, plus 0.6% of average monthly compensation in excess of average covered compensation times such years of service, up to a maximum of 35 years (years of service includes service prior to June 30, 1989). For service prior to June 30, 1989, the accrued benefit is calculated under the prior plan formula and adjusted for the increase in average compensation. Average compensation is generally compensation reported on the participant’s W-2 form plus 401(k) plan or Section 125 deferrals, but does not include non-cash bonuses, for any 60 consecutive months during the participant’s last 120 months of service. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

In addition to the Qualified Pension Plan, FOX maintains a legacy Supplemental Executive Retirement Plan originally established by 21CF and assumed by FOX in connection with the Transaction (the “SERP”), which provides benefits to employees who participate in the Qualified Pension Plan but whose annual compensation exceeded the compensation limit imposed on the Qualified Pension Plan by the Internal Revenue Service ($305,000 in calendar year 2022), including Messrs. L.K. Murdoch and Nallen. The compensation limit for the SERP is capped at $100,000 in excess of the qualified pension limit imposed by the Internal Revenue Service (SERP cap is $405,000 in calendar year 2022). The benefits provided by the SERP are calculated using the same formula as the Qualified Pension Plan.

Messrs. K.R. Murdoch, L.K. Murdoch, and Nallen also each participate in legacy Individual Supplemental Employee Retirement Agreements originally established by 21CF and assumed by FOX in connection with the Transaction (the “ISERAs”), which provide enhanced retirement benefits. The ISERA compensation limit for fiscal 2022 is between $2.3 million and $3.3 million, and varies by individual. The benefit provided under the ISERA is unreduced for early retirement beginning at age 55 and is paid as 100% joint and surviving spouse annuity, and the benefit can be paid in a lump sum or installments if so elected. This benefit is indexed annually at retirement to account for inflation. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses.

The SERP and the ISERA are nonqualified plans for tax purposes and are funded using a grantor trust. The assets in the grantor trust are unsecured funds of FOX and can be used to satisfy FOX’s obligations in the event of bankruptcy or insolvency. The assumed retirement age for Messrs. K.R. Murdoch and Nallen is their respective current age, as they are each currently entitled to unreduced pension benefits under the ISERA. For Mr.  L.K. Murdoch, the assumed retirement age is 55, the age he is entitled to receive unreduced benefits from the ISERA.

Potential Payments Upon Termination

As noted in the section titled “Employment Arrangements,” the applicable employment agreements for each of Messrs. L.K. Murdoch, Nallen, Dinh and Tomsic and the terms and conditions of the Annual SAP Awards provide for certain payments and benefits upon a separation from the Company.

Lachlan K. Murdoch

If Mr. L.K. Murdoch’s employment is terminated during the term of his employment agreement (the “Term”) without cause or by Mr. L.K. Murdoch for good reason other than during the 12-month period following a “change in control” (as defined in the 2019 SAP), or if his employment is terminated during the term of his employment agreement due to Mr. L.K. Murdoch’s death or disability, Mr. L.K. Murdoch will be entitled to receive (i) his accrued base salary through the date of termination; (ii) payment of any Annual Incentive Compensation earned but not yet paid in respect of any fiscal year or other period ending prior to the date of termination; (iii) reimbursement of any then-unreimbursed expenses; and (iv) other vested benefits in accordance with applicable plans and programs of the Company then in effect for similarly situated senior executives of the Company, if any (collectively, the “Accrued Benefits”). In addition to the Accrued Benefits, in such events, he will be entitled to receive (i) cash severance equal to the greater of (a) the sum of one year of annual base salary and target bonus for the year in which termination occurs or (b) the remainder of his annual base salary for the remainder of the Term and payment of his target bonus for each remaining bonus period during the Term; (ii) (x) accelerated vesting of any awarded but unvested time-based Annual SAP Awards and (y) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions; and (iii) payments by the Company for the employer portion of the premiums under the Company’s group health, dental and vision insurance plans. If Mr. L.K. Murdoch’s employment is terminated during the Term without cause or by Mr. L.K. Murdoch for good reason, or due to Mr. L.K. Murdoch’s death or disability, in any case, during the 12-month period following a “change in control” (as defined in the 2019 SAP), Mr. L.K. Murdoch will be entitled to receive the Accrued Benefits, as well as benefits described in clauses (i) through (iii) in the preceding sentence, except clause (i) shall be replaced with cash severance equal to the greater of (a) the sum of two years of annual base salary and two times his target bonus for the year in which termination occurs or (b) the sum of his annual base salary for the remainder of the Term and his target bonus for each remaining bonus period during the remainder of the Term. If Mr. L.K. Murdoch’s employment is terminated for cause by the Company, Mr. L.K. Murdoch will be entitled to receive only the

52	2022 Proxy Statement

EXECUTIVE COMPENSATION

Accrued Benefits. If the Company and Mr. L.K. Murdoch have not entered into a subsequent employment agreement as of the conclusion of the Term and Mr. L.K. Murdoch terminates employment promptly thereafter, Mr. L.K. Murdoch will be entitled to receive (a) accelerated vesting of any awarded but unvested time-based Annual SAP Awards and (b) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions.

John P. Nallen, Viet D. Dinh and Steven Tomsic

If Mr. Nallen’s, Mr. Dinh’s or Mr. Tomsic’s employment is terminated during the Term without cause or by the applicable executive for good reason other than during the 12-month period following a “change in control” (as defined in the 2019 SAP), or if each executive’s employment is terminated during the Term due to the executive’s death or disability, each executive will be entitled to receive the Accrued Benefits. In addition to the Accrued Benefits, in such events, each executive will be entitled to receive (i) cash severance equal to the greater of (a) the sum of one year of annual base salary and target bonus for the year in which termination occurs or (b) the remainder of the annual base salary for the remainder of the Term and payment of target bonus for each remaining bonus period during the Term; (ii) (x) accelerated vesting of any awarded but unvested time-based Annual SAP Awards and (y) continued vesting of any awarded but unvested performance-based Annual SAP Awards, subject to the achievement of any applicable performance-based vesting conditions; and (iii) payments by the Company for the employer portion of the premiums under the Company’s group health, dental and vision insurance plans. If the executive’s employment is terminated during the Term without cause or by the Executive for good reason, or due to the executive’s death or disability, in any case, during the 12-month period following a “change in control” (as defined in the 2019 SAP), each executive will be entitled to receive the Accrued Benefits, as well as benefits described in clauses (i) through (iii) in the preceding sentence, except clause (i) shall be replaced with cash severance equal to the greater of (a) the sum of two years of annual base salary and two times target bonus for the year in which termination occurs or (b) the sum of annual base salary for the remainder of the Term and target bonus for each remaining bonus period during the remainder of the Term.

If the executive’s employment is terminated for cause by the Company or by the executive following the conclusion of the Term, each executive will be entitled to receive the same separation benefits as Mr. L.K. Murdoch’s separation benefits as described above.

2022 Proxy Statement	53

EXECUTIVE COMPENSATION

Quantification of Payments

The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2022. The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as base salary or Annual Incentive Compensation earned to date, or payments or benefits generally available to all salaried employees of the Company. The amounts presented in the table below are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2022 noted in the Pension Benefits Table above.

	Type of Termination

Name	Retirement	By Company for Cause	By Company without Cause or By Executive with Good Reason	By Executive without Good Reason
K. Rupert Murdoch
Equity Awards	$12,844,666	$11,162,762	$12,844,666	$12,844,666
Health and Other Benefits(a)	$ 1,761,000	$ 1,761,000	$ 1,761,000	$ 1,761,000
Total	$14,605,666	$12,923,762	$14,605,666	$14,605,666
Lachlan K. Murdoch
Cash Severance	—	—	$36,000,000	—
Equity Awards	—	$5,260,926	$20,184,401	—
Health and Other Benefits	—	$1,650,000	$ 1,650,000	$ 1,650,000
Total	—	$6,910,926	$57,834,401	$ 1,650,000
John P. Nallen
Cash Severance	—	—	$15,000,000	—
Equity Awards	$ 9,174,603	$7,973,234	$ 9,174,603	$ 9,174,603
Health and Other Benefits(a)	$ 1,469,000	$1,469,000	$ 1,469,000	$ 1,469,000
Total	$10,643,603	$9,442,234	$25,643,603	$10,643,603
Viet D. Dinh
Cash Severance	—	—	$18,000,000	—
Equity Awards	—	$2,391,192	$ 9,174,603	—
Health and Other Benefits	—	—	$ 252,464	—
Total	—	$2,391,192	$27,427,067	—
Steven Tomsic
Cash Severance	—	—	$17,000,000	—
Equity Awards	—	$ 956,438	$ 3,669,639	—
Health and Other Benefits	—	—	$ 323,106	—
Total	—	$ 956,438	$20,992,745	—

(a)	Messrs. K.R. Murdoch and Nallen are retirement eligible and are each currently entitled to unreduced pension benefits under the ISERA.

CEO Pay Ratio

In accordance with SEC rules, the Company is disclosing the ratio of the annual total compensation of the Chief Executive Officer to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. In calculating this ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions and methodologies applied by other companies in calculating their respective pay ratios.

For the fiscal year ended June 30, 2022, the annual total compensation of the Chief Executive Officer was $21,748,681 and the annual total compensation of the median employee of the Company was $91,803, which resulted in a ratio of 237 to 1. The pay

54	2022 Proxy Statement

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ratio is based on the Company’s payroll and employment records and the following methodology. The Company used May 13, 2022 as the date to determine the median employee. At that date, the Company had approximately 13,600 employees globally consisting of full-time, part-time and temporary employees. In determining the median employee, the Company excluded from its employee population all of its employees located in China (97), India (62), Israel (11), Italy (2) and the United Kingdom (10), which in aggregate represent less than 5% of our workforce under SEC rules. To identify the median employee, the Company reviewed data on base salary plus overtime, incentives and other allowances paid to employees during the fiscal year ended June 30, 2022. Base salaries were adjusted for full-time and part-time employees hired during the measurement period to reflect a full year of service. No cost-of-living adjustments were made in identifying the median employee. We believe that annual base salary plus overtime, incentives and other allowances is a consistently applied compensation measure at the Company and most appropriate for determining the median employee. After the median employee was identified, we calculated such employee’s annual total compensation using the same methodology used for the Company’s named executive officers as set forth in the Summary Compensation Table.

2022 Proxy Statement	55

NON-EXECUTIVE DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company (collectively, the “Non-Executive Directors”) are set by the Board. During fiscal 2022, the Compensation Committee reviewed Director compensation against the Company’s peers and considered the appropriateness of the form and amount of Director compensation and recommendations made by FW Cook concerning Director compensation with a view toward attracting and retaining qualified Directors. The Company believes that compensation for Non-Executive Directors should be competitive and fairly reflect the work and skills required for a company of FOX’s size and complexity. The Company also believes that Non-Executive Director compensation should include equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders.

During fiscal 2022, the Non-Executive Directors were Mr. Burck, Mr. Carey, Ms. Dias, Mr. Hernandez, Mr. Nasser and Mr. Ryan. The annual retainers paid to the Non-Executive Directors for service on the Board and the additional retainers paid for service on its committees for fiscal 2022 and for the upcoming fiscal year are set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2022

Annual Cash Retainer	$100,000
Annual Stock-Settled Deferred Stock Units (“DSU”) Retainer	$195,000
Audit Committee Chair Annual Retainer	$ 25,000
Compensation Committee Chair Annual Retainer	$ 25,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$ 15,000
Audit Committee Member Annual Retainer	$ 15,000
Compensation Committee Member Annual Retainer	$ 15,000
Nominating and Corporate Governance Committee Member Annual Retainer	$ 10,000

The Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director at the earlier of (1) the first trading day of the quarter five years following the date of grant or (2) upon a Director’s end of service. There are no fees based upon the number of meetings attended. Non-Executive Directors who first join the Board between annual meetings are entitled to receive a pro rata cash retainer and a prorated award of DSUs based on the number of days of service until the Company’s next annual meeting of stockholders.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below shows the total compensation paid during fiscal 2022 by the Company to each of the Non-Executive Director.

Director Compensation for the Fiscal Year Ended June 30, 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards(b)	All Other Compensation	Total
William A. Burck	$110,000	$194,986	N/A	$304,986
Chase Carey(a)	$115,000	$194,986	N/A	$309,986
Anne Dias	$140,000	$194,986	N/A	$334,986
Roland A. Hernandez	$150,000	$194,986	N/A	$344,986
Jacques Nasser	$155,000	$194,986	N/A	$349,986
Paul D. Ryan	$140,000	$194,986	N/A	$334,986

(a)

Excluded from the table are $1,106,666 in pension payments and imputed income under the Company’s executive health and welfare plans of $77,460 arising out of post-employment contractual obligations related to Mr. Carey’s prior service as an executive officer of 21CF, which were assumed by the Company in connection with the Transaction.

(b)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during fiscal 2022.

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NON-EXECUTIVE DIRECTOR COMPENSATION

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2022 of each of the Non-Executive Directors who served as Directors during fiscal 2022.

Name	Number of Shares or Units of Stock That Have Not Vested(a)
William A. Burck	6,943
Chase Carey	21,896
Anne Dias	21,896
Roland A. Hernandez	21,896
Jacques Nasser	22,817
Paul D. Ryan	21,896

(a)

Includes DSUs representing dividend equivalents accrued with respect to DSUs. The DSUs representing the dividend equivalents will be settled in stock upon the settlement of the underlying DSUs. The DSUs will settle in stock on the earlier of (i) the first trading day of the quarter five years following the grant and (ii) the Director’s end of service with the Company.

Non-Executive Director Stock Ownership Guidelines

Non-Executive Directors are expected to have an appropriate level of equity ownership in the Company to more closely align their economic interests with those of other Company stockholders. The Board has adopted stock ownership guidelines that require each Non-Executive Director to own equity securities of the Company equal in value to at least five times the amount of the Non-Executive Director’s annual cash retainer for service on the Board by the fifth anniversary of the Director’s first election to the Board. The Compensation Committee monitors compliance with these requirements on a regular basis and, from time to time, may exercise discretion in light of applicable circumstances. No portion of unexercised options (such as the current “in the money” value) nor any portion of unearned performance awards count for purposes of assessing a Director’s ownership level under the ownership guidelines. As of the end of fiscal 2022, all Non-Executive Directors were in compliance with the ownership guidelines.

The Company prohibits all Directors (and their family members and controlled entities that are subject to its Insider Trading and Confidentiality Policy), from engaging in short sales of the Company’s securities and investing in Company-based derivative securities. In addition, the Company prohibits all Directors from pledging any Company securities that they hold directly, hedging any Company securities that they hold directly or indirectly (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that hedge or offset, or are designed to hedge or offset, any decrease in the market value of FOX’s securities) or hedging or pledging equity compensation.

2022 Proxy Statement	57

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity plan information as of June 30, 2022 with respect to the Company’s outstanding equity awards and shares of Class A Common Stock reserved for future issuance under the Company’s equity compensation plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, Rights, RSUs and PSUs (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(2)	19,302,428	$32.90	42,572,722
Equity compensation plans not approved by stockholders	—	—	—
Total	19,302,428	$32.90	42,572,722

(1)

Column (a) includes shares of Class A Common Stock underlying outstanding stock options, RSUs and PSUs. Because there is no exercise price associated with RSUs or PSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b).

(2)	This equity compensation plan, the 2019 SAP, was approved by the Company’s former parent and sole stockholder, 21CF, prior to the Transaction.

58	2022 Proxy Statement

PROPOSAL NO. 4: AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s amended and restated certificate of incorporation to add a new Article XI, which shall read in its entirety as follows:

ARTICLE XI

An officer the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

The Board unanimously recommends a vote “FOR” the proposal to amend the Company’s Amended and Restated Certificate of Incorporation.

2022 Proxy Statement	59

PROPOSAL NO. 5: DISCLOSE MONEY SPENT ON LOBBYING

In accordance with Exchange Act Rule 14a-8, set forth below is a proposal that was submitted to us by a stockholder proponent. The names of co-filing proponents, if any, and address and stock ownership of all proponents will be furnished by the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request. The stockholders making these proposals have presented the proposals and supporting statements set forth below, and we are presenting the proposals and the supporting statements as they were submitted to us. The Company and the Board disclaim any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the proponent. For the proposal to be voted on at the Annual Meeting, the proponent or a qualified representative of the proponent must attend the meeting and present the proposal.

Stockholder Proposal

Proposal 5 — Disclose Money Spent on Lobbying

Whereas, full disclosure of Fox’s lobbying activities and expenditures to assess whether its lobbying is consistent with Fox’s expressed goals and stockholders’ best interests.

Resolved, the stockholders of Fox request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Fox used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Fox’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Fox is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on Fox’s website.

Shareholders encourage transparency in Fox’s use of funds to lobby. Fox spent $9,210,000 on federal lobbying from 2019 — 2021. This does not include state lobbying, where Fox also lobbies but disclosure is uneven or absent. For example, Fox spent $1,277,283 lobbying in California from 2011 — 2021.

Fox fails to disclose its third-party payments to trade associations and social welfare organizations, or the amounts used for lobbying, to stockholders. Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”6

Fox serves on the boards of the National Association of Broadcasters and NCTA—The Internet & Television Association, which together spent $46.8 million on federal lobbying in 2020 and 2021, and also belongs to the Business Roundtable, which has spent over $355 million on lobbying since 1998. Stockholders cannot tell the magnitude of Fox’s trade association payments, not how much is used to lobby. And Fox fails to disclose its payments and memberships in social welfare organizations that lobby, like Americans for Tax Reform and Taxpayers Protection Alliance. And Fox does not disclose memberships in tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

[6]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/

60	2022 Proxy Statement

PROPOSAL NO. 5: DISCLOSE MONEY SPENT ON LOBBYING

Fox’s lack of lobbying disclosure presents reputational risks that could harm long-term value creation. According to the 2021 Harris Corporate Reputation Survey, Fox ranked 99th of the 100 most visible US companies.7 Last year, this proposal received majority support from outside shareholders, including support from Blackrock and Vanguard. Thus, I urge Fox to expand its lobbying disclosure.

Proposal 5 — Disclose Money Spent on Lobbying

Statement in Opposition to the Stockholder Proposal to Disclose Money Spent on Lobbying

After careful consideration, the Board recommends a vote AGAINST this proposal for the reasons provided below:

FOX made sweeping changes to its political activities disclosures and policies this year and already publishes nearly all of the information requested by the proponent.

The proponent submitted the exact same proposal at FOX’s 2021 annual meeting, and it failed to garner majority support.

The Company, however, appreciates that our stockholders have an interest in transparency about our participation in the political process. In connection with the 2021 annual meeting, the Company undertook robust engagement with our major non-affiliated stockholders to better understand their priorities. We subsequently enhanced our political activities disclosures this year by publishing our first-ever annual Political Activities Report and adopted significant updates to our Political Activities Policy to strengthen our governance in this area.

In February 2022, we published our first annual Political Activities Report, which is posted on our website and easily accessible to our stockholders. The Political Activities Report consolidates in a single report for our stockholders the disclosure of FOX’s direct and indirect lobbying activities, including the following for calendar year 2021:

(i)	the names of all individual candidate and committee recipients and amounts contributed by the FOX Political Action Committee;

(ii)	the names of all individual state and local candidate recipients and amounts contributed by FOX;

(iii)	our total federal lobbying expenses of $3.6 million;

(iv)	every federal public policy matter on which the Company lobbied;

(v)	our lobbying activities in the four states in which we engaged outside lobbying services;

(vi)	the names of the FOX executives and outside consulting firms that performed lobbying activities for us; and

(vii)	our trade association memberships and details of our contributions to certain non-profit organizations.

It is evident that the Company does not have an extensive lobbying operation: as disclosed in the Political Activities Report, our federal lobbying expenses in 2021 totaled $3.6 million, inclusive of salaries, travel expenses and outside expenditures. Furthermore, in 2021 we employed only three executives charged with government relations activities and registered as federal lobbyists.

FOX’s Political Activities Policy, also posted on our website and easily accessible to our stockholders, outlines our policies and procedures for corporate and employee engagement in the political process. These policies and procedures address lobbying public officials, making corporate or personal political contributions and supporting the FOX Political Action Committee, among other matters. The Policy requires that all of our employees, officers and Directors seek approval before making a corporate contribution to a candidate campaign or seeking to influence legislation or official agency action; comply with all federal, state and local laws that apply to political activities; and consult with our Governmental Relations department before providing anything of value to a state or local official to ensure compliance with relevant laws and regulations. We amended this Policy in February 2022 to provide for Board oversight and the publication of the annual Political Activities Report, which confirms that fees paid to industry trade organizations are for membership dues and not earmarked for indirect grassroots lobbying. Our Board of Directors, through its Nominating and Corporate Governance Committee, reviews and oversees compliance with the Policy.

The proposal’s definition of a “grassroots lobbying communication” would sweep into its ambit our news coverage of and editorial judgments on local, state and federal legislative and regulatory proposals across our news channels, broadcast network, and owned and operated television stations. Identifying, tracking, and disclosing such political coverage, the core of our news offerings, not only would be impractical but would offend editorial integrity and fundamental First Amendment principles.

[7]	https://theharrispoll.com/partners/media/axios-harrispoll-100/

2022 Proxy Statement	61

PROPOSAL NO. 5: DISCLOSE MONEY SPENT ON LOBBYING

We have taken significant steps to update our policies and disclosures since receiving this proposal last year. We believe we are appropriately transparent about our participation in the political process and are confident that we have addressed our stockholders’ priorities.

The Board unanimously recommends an advisory vote “AGAINST” the proposal to disclose money spent on lobbying.

62	2022 Proxy Statement

EXECUTIVE OFFICERS OF FOX CORPORATION

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Unless otherwise noted, each holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or at other meetings of the Board as appropriate.

Name	Age	Position with the Company
K. Rupert Murdoch(1)	91	Chair
Lachlan K. Murdoch(1)	51	Executive Chair and Chief Executive Officer
John P. Nallen	65	Chief Operating Officer
Viet D. Dinh	54	Chief Legal and Policy Officer
Steven Tomsic	52	Chief Financial Officer

(1)

Mr. K.R. Murdoch is the father of Mr. L.K. Murdoch. None of the other executive officers of the Company is related to any other executive officer or Director of the Company by blood, marriage or adoption.

Information concerning Messrs. K.R. Murdoch and L.K. Murdoch can be found under the heading “Election of Directors.”

John P. Nallen has been the Chief Operating Officer of the Company since October 2018. He served as 21CF’s Senior Executive Vice President and Chief Financial Officer from 2013 to March 2019 and its Executive Vice President and Deputy Chief Financial Officer from 2001 to 2013. He also served as a Director of Sky plc from 2015 to 2018. Prior to joining 21CF in 1995, he worked for 16 years at Arthur Andersen where he was a partner in its Media and Entertainment Practice.

Viet D. Dinh has been Chief Legal and Policy Officer of the Company since October 2018. Before joining the Company, Mr. Dinh was a partner at Kirkland & Ellis LLP and Founding Partner of Bancroft PLLC. Mr. Dinh was a professor at the Georgetown University Law Center for 20 years and U.S. Assistant Attorney General for Legal Policy from 2001 to 2003. He served on the Board of Directors of 21CF from 2004 to 2018, of LPL Financial Holdings Inc. from 2015 to 2018, of Scientific Games, Inc. from 2017 to 2018, and of Revlon, Inc. from 2012 to 2017.

Steven Tomsic has been the Company’s Chief Financial Officer since October 2018. He served as Deputy Chief Financial Officer of 21CF from 2017 to March 2019 and its Executive Vice President, Corporate Finance from 2015 to 2017. Mr. Tomsic was the Chief Financial Officer of Sky Deutschland AG from 2010 to 2015. Before that, Mr. Tomsic served in various finance roles across 21CF’s European and Asian corporate offices, European channels businesses, Sky Italia and at FOXTEL in Australia. Prior to joining 21CF, Mr. Tomsic worked at the Boston Consulting Group, Nomura and ANZ Bank.

2022 Proxy Statement	63

SECURITY OWNERSHIP OF FOX CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of September 12, 2022 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each current member of the Board; (iii) each named executive officer (as identified under “Compensation Discussion and Analysis — Named Executive Officers”) of the Company; and (iv) all current Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned(1)

	Number of Shares Beneficially Owned		Option Shares(3)	Percent of Class(4)

Name(2)	Non-Voting Class A Common Stock(5)	Voting Class B Common Stock(6)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(6)
Over 5% Beneficial Owners
Murdoch Family Trust(7) c/o McDonald Carano, LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	19,000	102,207,826	—	*	42.3%
The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	33,846,829	17,052,789	—	11.1%	7.1%
Dodge & Cox(9) 555 California Street, 40th Floor San Francisco, CA 94104	47,770,582	12,808,314	—	15.6%	5.3%
Directors and Officers
K. Rupert Murdoch(10)	3,186,323	103,629,864	527,421	1.2%	42.9%
Lachlan K. Murdoch(11)	815,487	1,952	952,384	*	*
William A. Burck	6,943	—	—	*	—
Chase Carey(12)	293,985	—	—	*	—
Anne Dias	21,896	—	—	*	—
Roland A. Hernandez(13)	24,896	—	—	*	—
Jacques Nasser(14)	31,983	—	—	*	—
Paul D. Ryan	21,896	—	—	*	—
John P. Nallen	338,408	—	459,115	*	—
Viet D. Dinh	121,591	350	358,192	*	*
Steven Tomsic	115,514	—	183,646	*	—
All current Directors and executive officers as a group (total of 11)	4,978,922	103,632,166	2,480,758	2.4%	42.9%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on September 12, 2022.

(1)

This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.

(2)	The address for all Directors and executive officers of the Company is c/o Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036.

(3)	The number of option shares reported reflects the number of options currently exercisable or that become exercisable within 60 days following September 12, 2022.

(4)

The applicable percentage of ownership is based on 305,366,796 shares of Class A Common Stock and 241,573,391 shares of Class B Common Stock outstanding as of September 12, 2022, for such stockholder or group of stockholders, as applicable.

(5)

Beneficial ownership of Class A Common Stock includes (i) for the following Directors DSUs which are paid in Class A Common Stock as of the earlier of the first trading day of the quarter five years following the date of grant and the date of the Director’s end

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SECURITY OWNERSHIP OF FOX CORPORATION

of service: 22,817 DSUs held by Mr. Nasser, 6,943 held by Mr. Burck, and 21,896 DSUs held by each of Ms. Dias and Messrs. Carey, Hernandez, and Ryan.

(6)

Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.

(7)

Beneficial ownership of Class A Common Stock is based on beneficial ownership as of March 19, 2019 as reported on Form 3 filed with the SEC on March 21, 2019. Beneficial ownership of the Class B Common Stock is as of March 19, 2019 as reported on Schedule 13G filed with the SEC on March 22, 2019. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the Class A Common Stock and Class B Common Stock may be pledged from time to time to secure loans with certain banks.

(8)

Beneficial ownership of Class A Common Stock is based on beneficial ownership as of December 31, 2021 as reported on Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2022. Such Schedule 13G/A reported no sole voting power over the shares of Class A Common Stock and shared voting power over 515,744 shares of Class A Common Stock, sole dispositive power over 32,539,016 shares of Class A Common Stock and shared dispositive power over 1,307,813 shares of Class A Common Stock. Beneficial ownership of Class B Common Stock is based on beneficial ownership as of December 31, 2021 as reported on Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021. Such Schedule 13G/A reported no sole voting power over the shares of Class B Common Stock and shared voting power over 256,524 shares of Class B Common Stock, sole dispositive power over 16,441,056 shares of Class B Common Stock and shared dispositive power over 611,733 shares of Class B Common Stock.

(9)

Beneficial ownership of FOX Class A Common Stock is based on beneficial ownership as of December 31, 2021 as reported on Schedule 13G/A filed with the SEC by Dodge & Cox on February 14, 2022. Such Schedule 13G/A reported sole voting power over 45,663,153 shares of Class A Common Stock and no shared voting power over the shares of Class A Common Stock and sole dispositive power over 47,770,582 shares of Class A Common Stock. Beneficial ownership of FOX Class B Common Stock is based on beneficial ownership as of December 31, 2021 as reported on Schedule 13G filed with the SEC by Dodge & Cox on February 14, 2022. Such Schedule 13G reported sole voting power over 12,041,020 shares of Class B Common Stock and no shared voting power over the shares of Class B Common Stock and sole dispositive power over 12,808,314 shares of Class B Common Stock.

(10)

Beneficial ownership reported includes 19,000 shares of Class A Common Stock and 102,207,826 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 1,422,038 shares of Class B Common Stock and 257,513 shares of Class A Common Stock held by the K. Rupert Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership also includes 2,909,810 shares of Class A Common Stock held by GRCLT LLC that is administered by independent managers for the benefit of certain of Mr. K.R. Murdoch’s children; however, Mr. K.R. Murdoch disclaims beneficial ownership of such shares.

(11)

Beneficial ownership includes 815,335 shares of Class A Common Stock held by the LKM Family Trust, which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.

(12)	Beneficial ownership reported includes 45,101 shares of Class A Common Stock held by a charitable foundation of which Mr. Carey holds a trustee interest.

(13)

Beneficial ownership includes 3,000 shares of Class A Common Stock held by the Hernandez Family Trust, which is administered by Roland A. Hernandez as trustee for the benefit of himself and his immediate family members.

(14)	Beneficial ownership includes 9,166 shares of Class A Common Stock held by the Jacques Nasser Trust dated April 29, 1996 as amended, which is administered by Jacques Nasser as trustee.

2022 Proxy Statement	65

INFORMATION ABOUT THE ANNUAL MEETING

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of proxies for use at the Annual Meeting to be held on November 3, 2022 at 10:00 a.m. (Pacific Time) at the Zanuck Theatre at the FOX Studio Lot, 10201 West Pico Boulevard, Los Angeles, California 90035 and at any adjournment or postponement thereof.

Complimentary parking for the Annual Meeting will be available on the FOX Studio Lot at the Galaxy parking structure, 10200 W. Galaxy Way, Los Angeles, CA 90064. Please see the map and instructions in Appendix A for parking information and other logistical details. We suggest arriving at least 45 minutes early to allow sufficient time to park and complete the admission process. Registration will close ten minutes before the meeting begins. You will not be able to enter the Annual Meeting except at the Galaxy parking structure on the FOX Studio Lot.

This proxy statement is first being made available to stockholders on or about September 19, 2022. You are requested to submit your proxy in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Annual Meeting. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting.

Record Date

The Board has fixed the close of business on September 12, 2022 as the record date for determining which of the Company’s stockholders are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof in person or by proxy (the “Record Date”). If the Annual Meeting is adjourned or postponed, notice of such adjournment or postponement will be provided to all stockholders of record entitled to vote at the Annual Meeting in accordance with applicable law and the By-laws.

Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were 241,573,391 shares of Class B Common Stock outstanding and entitled to vote held by approximately 4,500 holders of record. Each share of Class B Common Stock held as of the Record Date is entitled to one vote per share on all matters to be presented at the Annual Meeting. A list of the stockholders of record entitled to vote as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten days prior to the Annual Meeting.

If your shares of Class A Common Stock or Class B Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record of Class B Common Stock as of the Record Date, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If your shares of Class A Common Stock or Class B Common Stock are held in “street name,” meaning your shares of Class A Common Stock or Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner of Class B Common Stock as of the Record Date, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Class B Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Class B Common Stock in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

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INFORMATION ABOUT THE ANNUAL MEETING

Internet Availability of Proxy Materials

In accordance with the rules of the SEC, instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to stockholders, the Company may furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company intends to commence distribution of the Notice of Internet Availability to stockholders on or about September 19, 2022.

The Company will first make available the proxy solicitation materials at www.proxyvote.com on or about September 19, 2022 to all stockholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com. Our 2022 annual report to stockholders will be made available at the same time and by the same methods.

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of the proxy statement for the current year or future years should be directed to the Corporate Secretary at Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036. Alternatively, additional copies of this proxy statement may be requested via Internet at www.proxyvote.com, by telephone at 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary to request that only a single copy of the proxy statement be mailed in the future.

Voting and Submission of Proxies

The persons named on the proxy card and on the Company’s voting website at www.proxyvote.com (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5 in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a holder of Class B Common Stock, telephone and Internet proxy submission is available 24 hours a day through 11:59 p.m. (Eastern Time) on the day before the Annual Meeting date or the applicable cut-off date. If you are located in the United States or Canada and are a stockholder of record, you can submit a proxy for your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also submit a proxy for your shares by Internet at www.proxyvote.com. Both the telephone and Internet systems have easy to follow instructions on how you may submit a proxy for your shares and allow you to confirm that the system has properly recorded your proxy. If you are submitting a proxy for your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you submit a proxy by telephone or Internet, you do not need to return your proxy card to the Company. A telephone or Internet proxy must be received no later than 11:59 p.m. (Eastern Time) on the day before the Annual Meeting date or the applicable cut-off date.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

While the Company encourages holders of Class B Common Stock to vote by proxy, you also have the option of voting your shares of Class B Common Stock in person at the Annual Meeting. If your shares of Class B Common Stock are registered

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INFORMATION ABOUT THE ANNUAL MEETING

directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting and vote in person, you must obtain and provide when you request an admission ticket a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Class B Common Stock.

Revocation of Proxies

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Annual Meeting:

•	if you are a holder of record of Class B Common Stock, by notifying in writing our Corporate Secretary, Laura A. Cleveland, at Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036;

•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);

•	by submitting a later-dated proxy card;

•	if you submitted a proxy by telephone or Internet, by submitting a subsequent proxy by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Attending the Annual Meeting in Person

To support the health and well-being of our stockholders, Directors and employees, the Company may take certain precautions in connection with the Annual Meeting, which will take into account the then-current status of the COVID-19 pandemic. Details of any such precautions will be posted on our website in due course: https://investor.foxcorporation.com/annual-meeting.

While all of the Company’s stockholders are invited to attend the Annual Meeting, only holders of Class B Common Stock are entitled to vote at the Annual Meeting. As discussed above, if your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting and vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Class B Common Stock.

If you plan to attend the Annual Meeting in person, you must be a stockholder on the record date of September 12, 2022 and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own ticket and you must bring it to the meeting to gain access. Tickets can be printed by accessing Stockholder Meeting Registration at www.proxyvote.com and following the instructions provided (you will need the 16-digit number included on your proxy card or voter instruction form). If you are unable to print your ticket, please contact the Corporate Secretary at 1-212-852-7000. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than 11:59 p.m. (Eastern Time) on October 31, 2022. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you received your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. If you are attending the Annual Meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the Annual Meeting.

Seating at the Annual Meeting will begin at 9:00 a.m. (Pacific Time). Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. We suggest arriving at least 45 minutes early to the Annual Meeting. Registration will close ten minutes before the meeting begins. If you do not provide an admission ticket and government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting. The Company reserves the right to remove persons from the Annual Meeting who disrupt the Annual Meeting or who do not comply with the rules and procedures for the conduct of the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

If you require any special accommodations at the Annual Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to 2022AnnualMeeting@fox.com and identify your specific need no later than October 31, 2022.

The Annual Meeting will be audiocast live on the Internet at https://investor.foxcorporation.com/annual-meeting.

Required Vote

Quorum. In order for the Company to conduct the Annual Meeting, the holders of a majority of the Class B Common Stock outstanding and entitled to vote as of the Record Date must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Class B Common Stock.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by submitting your proxy by telephone or the Internet or, if you requested a hard copy of the proxy card or voting instruction card, by completing and returning the proxy card or voting instruction card as promptly as possible in the accompanying postage-paid envelope prior to the Annual Meeting to ensure that your shares of Class B Common Stock will be represented at the Annual Meeting so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

Election of Directors. In an uncontested election, each Director shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a Director’s election exceeds the number of votes cast “AGAINST” that Director’s election. Abstentions and broker non-votes will not be counted as a vote cast either “FOR” or “AGAINST” with respect to the Director or Directors indicated. If you do not instruct your broker, bank or other nominee how to vote in the election of Directors, no votes will be cast on your behalf. In a contested election where the number of nominees for Director exceeds the number of Directors to be elected, each Director shall be elected by a plurality of the votes cast. The election of the eight Director nominees at the Annual Meeting will be an uncontested election.

Ratification of Independent Registered Public Accounting Firm. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023 requires a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as a vote cast either “FOR” or “AGAINST” the proposal. If you do not instruct your broker, bank or other nominee how to vote on this proposal, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on any of the other proposals.

Advisory Vote to Approve Named Executive Officer Compensation. We will consider this proposal to be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting is voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as a vote cast either “FOR” or “AGAINST” the proposal. If you do not instruct your broker, bank or other nominee how to vote on this proposal, no votes will be cast on your behalf.

Amendment to the Company’s Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation. We will consider this proposal to be approved if a majority of outstanding Class B Common Stock is voted “FOR” the proposal. Abstentions and broker non-votes will be counted as a vote cast “AGAINST” the proposal. If you do not instruct your broker, bank or other nominee how to vote on this proposal, your broker may not vote your shares with respect to this proposal and those votes will be deemed broker non-votes.

Stockholder Proposals/Other Items. Under the Company’s By-laws and the Nasdaq listing rules, approval of each other proposal to be voted upon at the Annual Meeting requires a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as a vote cast either “FOR” or “AGAINST” any such other proposal. If you do not instruct your broker, bank or other nominee how to vote on any such other proposal, no votes will be cast on your behalf.

All shares of Class B Common Stock represented by properly executed proxies which are submitted or returned and not revoked will be voted in accordance with your instructions. If no instructions are provided in a properly executed proxy, the number of shares of Class B Common Stock represented by such proxy will be voted:

•	“FOR” the election of each of the Director nominees;

•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023;

•	“FOR,” on an advisory basis, the approval of the compensation of named executive officers;

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INFORMATION ABOUT THE ANNUAL MEETING

•	“FOR” the amendment to the Company’s Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;

•	“AGAINST” the stockholder proposal to disclose money spent on lobbying; and

•	in accordance with the holder of the proxy’s discretion as to any other matters raised at the Annual Meeting.

A representative of American Election Services, LLC has been appointed to act as independent Inspector of Elections for the Annual Meeting and will tabulate the votes.

Electronic Delivery of Future Proxy Materials

In an effort to reduce the amount of paper used and mailed to stockholders’ homes, stockholders can elect to receive future Fox Corporation proxy statements, annual reports and related materials electronically instead of by mail. The Company highly recommends that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should select the “Electronic Delivery” link in the “Resources” section of the Company’s website at https://investor.foxcorporation.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

70	2022 Proxy Statement

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2022 with the SEC on August 12, 2022. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.foxcorporation.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K, including the financial statements and schedules, may be obtained without charge from the Company. Paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Company’s Investor Relations Office by mail at Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7059 or by email at investor@fox.com.

2023 ANNUAL MEETING OF STOCKHOLDERS

It is currently anticipated that the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) will be held on November 17, 2023.

To be considered for inclusion in the Company’s proxy statement for the 2023 Annual Meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be in writing and received by the Company’s Secretary at the Company’s principal executive offices at Fox Corporation, 1211 Avenue of the Americas, New York, New York 10036 no later than May 22, 2023. Such proposals must also comply with the requirements of Rule 14a-8.

Under the By-laws, stockholder proposals made outside the process of Rule 14a-8 and stockholders’ Director nominations for the 2023 Annual Meeting must be in writing and received by the Company’s Secretary at the Company’s principal executive offices between 5:00 p.m. (New York Time) on July 6, 2023 and 5:00 p.m. (New York Time) on August 4, 2023; provided, however, that in the event that the 2023 Annual Meeting is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2022 Annual Meeting, notice by stockholders in order to be timely must be delivered not earlier than the Close of Business (as defined in the Bylaws) on the 120th day prior to the date of the 2023 Annual Meeting and not later than the Close of Business on the later of the 90th day prior to the date of the 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is made. Stockholders are advised to review the By-laws, as they contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. A copy of the By-laws is available on the website of the SEC (www.sec.gov) as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 8, 2022 and filed with the SEC on February 9, 2022.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the information required by Rule 14a-19 under the Exchange Act no later than September 4,  2023.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Viet D. Dinh

Chief Legal and Policy Officer

New York, NY

September 19, 2022

YOUR VOTE IS IMPORTANT. THEREFORE, PLEASE PROMPTLY VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED.

2022 Proxy Statement	71

APPENDIX A

FOX CORPORATION ANNUAL MEETING OF STOCKHOLDERS Complimentary parking for the Annual Meeting will be at the FOX Studio Lot Galaxy Parking Structure FOX PARKING STRUCTURE 10200 W. Galaxy Way Los Angeles, CA 90064 DIRECTIONS TO FOX ST1010 LOT PARKING STRUCTURE FROM LAX Take San Diego Freeway (Interstate 405) North and exit at Santa Monica Boulevard. Turn right onto Santa Monica Boulevard, proceed 2 miles and turn right onto Avenue of the Stars. Turn Right onto Galaxy Way and follow map to Fox Parking Structurer. From East Take Interstate 10 West past downtown Los Angeles. Exit at Overland Avenue and turn right. Proceed 1 mile to pico and turn right. Proceed 1 mile to Avenue of the Stars and turn left. Turn left onto Galaxy Way and follow map to FOX Parking Structure. FROM NORTH Take Highway 101 South to 1-405 South. Exit 1-405 onto Santa Monica Boulevard and turn left. Turn right onto Avenue of the Stars. Turn right onto Galaxy Way and follow map to FOX Parking Structure. FROM SOUTH Take Interstate 5 north to 1-405. Follow 1-405 North to Santa Monica Boulevard and turn right. Turn right onto Galaxy Way and follow map to FOX Parking Structure. SANTA MONICA BLVD CENTURY PARK EAST AVENUE OF THE STARS CONSTELLATION BLVD GALAXY WAY CENTURY CITY SHOPPING & MARKET PLACE SOLAR WAY FOX PLAZA FOX STUDIO LOT PICO BLVD CENTURY PARK WEST MAP LEGEND PARKING ENTERENCE

2022 Proxy Statement	A-1

FOX CORPORATION 1211 AVENUE OF THE AMERICAS 44TH FLOOR NEW YORK, NY 10036	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
STOCKHOLDER MEETING REGISTRATION
To attend the meeting, go to the “Register to Attend Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90817-P78729-Z83213                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOX CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
1. Proposal to elect 8 directors		For	Against	Abstain

1a. K. Rupert Murdoch AC		☐	☐	☐		For	Against	Abstain

1b. Lachlan K. Murdoch		☐	☐	☐	2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending June 30, 2023.	☐	☐	☐

1c. William A. Burck		☐	☐	☐	3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

1d. Chase Carey		☐	☐	☐	4. Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.	☐	☐	☐

1e. Anne Dias		☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

1f. Roland A. Hernandez		☐	☐	☐	5. Stockholder proposal to disclose money spent on lobbying.	☐	☐	☐

1g. Jacques Nasser AC		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
1h. Paul D. Ryan		☐	☐	☐

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

FOX CORPORATION ANNUAL MEETING OF STOCKHOLDERS

FOX

CENTURY PARK EAST
SANTA MONICA BLVD
CONSTELLATION BLVD
GALAXY WAY
AVENUE OF THE STARS
CENTURY CITY SHOPPING & MARKET PLACE
SOLAR WAY
FOX PLAZA
E
FOX STUDIO LOT
CENTURY PARK WEST
PICO BLVD
MOTOR AVE
N

DIRECTIONS TO FOX STUDIO LOT PARKING STRUCTURE

FROM SOUTH
Take Interstate 5 North to I-405. Follow I-405 North to Santa Monica Boulevard and turn right. Proceed 2 miles to Avenue of the Stars and turn right. Turn right onto Galaxy Way and follow map to FOX Parking Structure.

MAP LEGEND	
E	PARKING ENTRANCE

If you plan to attend the Annual Meeting on November 3, 2022, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than October 31, 2022. On the day of the Annual Meeting, each stockholder will be required to present a government-issued picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. (Pacific Time) and the Annual Meeting will begin at 10:00 a.m. (Pacific Time). Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D90818-P78729-Z83213

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of FOX CORPORATION

The Annual Meeting of Stockholders will be held at the

Zanuck Theatre at the FOX Studio Lot

10201 West Pico Boulevard

Los Angeles, California 90035

November 3, 2022 10:00 a.m. (Pacific Time)

This proxy is solicited on behalf of the Board of Directors

of Fox Corporation for the Annual Meeting of Stockholders November 3, 2022

The undersigned, a stockholder of Fox Corporation, a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, a copy of the Company’s Annual Report, and revoking any proxy previously given, hereby constitutes and appoints Messrs. Lachlan K. Murdoch, John P. Nallen and Viet D. Dinh and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 3, 2022 at 10:00 a.m. (Pacific Time) at the Zanuck Theatre at the FOX Studio Lot, 10201 West Pico Boulevard, Los Angeles, California 90035.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND “AGAINST” PROPOSAL 5. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY

(Continued and to be signed on reverse side)